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Filed Pursuant to Rule 424(b)5
Registration No. 333-143451

A filing fee of $8,289, calculated in accordance
with Rule 457(r), has been transmitted to the Securities
and Exchange Commission in connection with the
securities offered by means of this prospectus supplement.

Prospectus Supplement to Prospectus dated August 29, 2007.

Rights Offering of 18,750,000 Shares

KKR Financial Holdings LLC

Common Shares

        We are distributing at no charge to the holders of our common shares non-transferable subscription rights to purchase up to an aggregate of 18,750,000 new common shares. We will distribute 0.19430 non-transferable subscription rights for every common share you own on the record date for this rights offering, which was 5:00 p.m., New York City time, on August 30, 2007. Each subscription right carries with it a subscription privilege, which entitles a subscription rights holder to purchase one new common share at the subscription price of $14.40 per common share, which was the closing price of our common shares on the New York Stock Exchange, or NYSE, on August 17, 2007, the last trading day before this rights offering was publicly announced. Subscription rights may only be exercised in whole numbers; a fraction of a subscription right may not be exercised and no fractional common shares will be issued in this rights offering.

        The subscription rights will expire at 5:00 p.m., New York City time, on September 19, 2007, the expiration date of this rights offering. We may extend the period for exercising the subscription rights, in our sole discretion. Subscription rights that are not exercised by the expiration date of this rights offering will expire and will have no value.

        We have entered into agreements with certain principals of Kohlberg Kravis Roberts & Co. L.P. pursuant to which these persons have agreed, subject to customary conditions, to purchase up to approximately $100.0 million of common shares to the extent that this rights offering is not fully subscribed. These persons will purchase an aggregate number of common shares equal to 18,750,000 less any common shares issued pursuant to this rights offering, up to a maximum of 6,944,444 common shares, at the rights offering subscription price of $14.40. These persons have agreed not to exercise any subscription rights that they may receive in this rights offering.

        Our common shares are traded on the New York Stock Exchange under the symbol "KFN." The closing price of our common shares on August 29, 2007 was $15.46 per share. The subscription rights are not transferable and will not be listed on any securities exchange.

        Ownership of our shares by any person is generally limited to 9.8% in value or in number of shares, whichever is more restrictive. In addition, our operating agreement contains other limitations on the ownership and transfer of our shares. However, pursuant to our operating agreement, our board of directors may, under certain circumstances, terminate these limitations on ownership and transfer of our shares or grant exemptions to certain persons. For additional information on the ownership and transfer restrictions on our shares, see "Description of Shares—Certain Provisions of the Operating Agreement—Restrictions on Ownership and Transfer" in the accompanying prospectus.

        Exercising your subscription rights and investing in our common shares involves risks. See "Risk Factors" beginning on page S-6 of this prospectus supplement and page 5 of the accompanying prospectus.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated August 30, 2007.

Prospectus Supplement

ABOUT THIS PROSPECTUS

        We are providing information to you about this offering of our common shares in two parts. The first part is this prospectus supplement, which provides the specific details regarding this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which provides more general information. Generally, when we refer to this "prospectus," we are referring to both documents combined.

        Some of the information in the base prospectus may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

        You should rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with any information that is different. If you receive any information that is different, you should not rely on it.

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        You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates, or that the information contained in any document incorporated by reference in this prospectus is accurate as of any date other than the date on which that document was filed with the Securities and Exchange Commission, or SEC.

        The distribution of this prospectus supplement and the accompanying prospectus and the offering and sale of our common shares in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer of, or a solicitation of an offer to buy, any common shares in any jurisdiction in which such offer or invitation would be unlawful.

        As used in this prospectus supplement, "KKR Financial," "we," "our" and "us" refer to KKR Financial Holdings LLC and its subsidiaries, unless stated otherwise or the context requires otherwise.

S-ii

SUMMARY

        The following summary provides an overview of certain information about KKR Financial and may not contain all the information that is important to you. This summary is qualified in its entirety by and should be read together with the information contained in other parts of this prospectus and the documents we incorporate by reference. You should carefully read this entire prospectus and the documents that we incorporate by reference before making a decision about whether to invest in our common shares.

KKR Financial Holdings LLC

        We are a specialty finance company that uses leverage with the objective of generating competitive risk-adjusted returns. We currently seek to achieve our investment objective by investing in (i) corporate loans and debt securities, (ii) marketable equity securities and (iii) non-marketable equity securities. We also make opportunistic investments in other asset classes from time to time. We invest in both cash and derivative instruments.

        Our objective is to provide competitive returns to our investors through a combination of distributions and capital appreciation. As part of our investment strategy, we seek to invest opportunistically in those asset classes that we believe can generate competitive leveraged risk-adjusted returns, subject to maintaining our exemption from regulation under the Investment Company Act of 1940, as amended, or the "1940 Act", and our qualification as a partnership, and not as an association or publicly traded partnership that is taxable as a corporation, for U.S. federal income tax purposes.

        Our income is generated primarily from (i) net interest income and dividend income, (ii) realized and unrealized gains and losses on our derivatives that are not accounted for as hedges, (iii) realized gains and losses from the sales of investments, (iv) unrealized gains and losses on trading securities and loans carried at fair value, and (v) fee income.

        We are a Delaware limited liability company and were organized on January 17, 2007. We are the successor to KKR Financial Corp., a Maryland corporation. KKR Financial Corp. was originally incorporated in the State of Maryland on July 7, 2004 and elected to be treated as a real estate investment trust, or "REIT," for U.S. federal income tax purposes. KKR Financial Corp. completed its initial private placement of shares of its common stock in August 2004, and completed its initial public offering of shares of its common stock in June 2005. On May 4, 2007, we completed a restructuring transaction, or the "conversion transaction," pursuant to which KKR Financial Corp. became our subsidiary and each outstanding share of KKR Financial Corp.'s common stock was converted into one of our common shares, which are publicly traded on the New York Stock Exchange, or "NYSE." We will not be treated as a REIT for U.S. federal income tax purposes; however, we intend to be treated as a partnership, and not as an association or publicly traded partnership that is taxable as a corporation, for U.S. federal income tax purposes.

Our Manager

        We are externally managed and advised by KKR Financial Advisors LLC, our Manager and an affiliate of KKR, pursuant to the management agreement between us and our Manager. Our Manager was formed in July 2004. All of our executive officers are either employees or members of our Manager or one or more of its affiliates. The executive offices of our Manager are located at 555 California Street, 50th Floor, San Francisco, California 94104 and the telephone number of our Manager's executive offices is (415) 315-3620.

        Pursuant to the terms of the management agreement, our Manager provides us with our management team along with appropriate support personnel. Our Manager is responsible for our operations and performs all services and activities relating to the management of our assets, liabilities, equity and operations. Our Manager is subject to the direction of our board of directors and has only such functions and authority as we delegate to it in the management agreement.

Our 1940 Act Exemption

        We intend to continue to conduct our operations so that we are not required to register as an investment company under the 1940 Act. We are organized as a holding company that conducts its operations primarily through majority-owned subsidiaries. In order for us to qualify for the exemption provided by Section 3(a)(1)(C) of the 1940 Act, the securities issued to us by our subsidiaries that are exempted from the definition of an "investment company" by Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other "investment securities" (within the meaning of the 1940 Act) we may own, may not have a combined value in excess of 40% of the value of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. This requirement limits the types of businesses in which we may engage through these subsidiaries.

        Most of our subsidiaries are limited by the provisions of the 1940 Act and the rules and regulations promulgated thereunder with respect to the assets in which each of them can invest to avoid being regulated as an investment company. Our subsidiaries that issue collateralized debt obligations, or "CDOs," generally rely on Rule 3a-7 under the 1940 Act, an exemption from the 1940 Act provided for certain structured financing vehicles. We sometimes refer to these subsidiaries as our "CDO subsidiaries." Accordingly, each of our CDO subsidiaries that relies on Rule 3a-7 is subject to an indenture that contains specific guidelines and restrictions limiting the discretion of the CDO issuer and our collateral manager.

Recent Developments

        The recent disruption in the residential mortgage and global asset backed commercial paper market has adversely affected both the values and related financings of our residential mortgage investments. In light of these adverse market conditions, we have taken several steps described below. Management believes that these steps, coupled with our available liquidity and our recent sale of convertible senior notes, provide us with the ability to meet all of our obligations for the foreseeable future. We are currently in compliance with covenants contained in the agreements governing our outstanding indebtedness. In addition, as previously announced and discussed below, because of the disruption in the commercial paper market our non-recourse commercial paper conduits may not be able to reissue their commercial paper at scheduled maturities, which may result in us taking a charge for our investment in these non-recourse commercial paper conduits.

        On August 20, 2007, we entered into agreements with seven unaffiliated institutional investors to sell to them an aggregate of 16,000,000 common shares at a price per share of $14.40 in separately negotiated transactions registered under the Securities Act of 1933, as amended. The proceeds from the transaction, before deducting estimated expenses relating to the offering, were $230.4 million. We intend to use the net proceeds for general corporate purposes. Holders of these common shares on the record date for this rights offering will receive subscription rights in respect of their common shares.

        On August 20, 2007, we also announced this rights offering. In connection with this rights offering, we have entered into agreements, or backstop commitments, with certain principals of Kohlberg Kravis Roberts & Co. L.P. pursuant to which these persons have agreed, subject to customary conditions, to purchase up to approximately $100.0 million of common shares to the extent that this rights offering is not fully subscribed. These persons will purchase an aggregate number of common shares equal to 18,750,000 less any common shares issued pursuant to this rights offering, up to a maximum of 6,944,444 common shares, at the rights offering subscription price of $14.40. These persons have agreed not to exercise the subscription rights that they receive in this rights offering.

        Our Manager, KKR Financial Advisors LLC, will waive its base management fee of 1.75% on the aggregate amount of equity raised in connection with the offering to unaffiliated institutional investors, this rights offering and the offering relating to the backstop commitment until such time that the closing price of our common shares exceeds $20.00 for five consecutive business days.

        On July 23, 2007, we issued and sold $300.0 million aggregate principal amount of 7.000% convertible notes due 2012, or convertible notes, which are guaranteed by KKR Financial Corp. The net proceeds from the sale of the convertible notes, after deducting discounts, were approximately $297.0 million. We intend to use the net proceeds from the sale of the convertible notes for general corporate purposes.

        On August 15, 2007, we announced the following steps that we have taken to limit our exposure to recent adverse market conditions. We recently sold $5.1 billion par amount of our residential mortgage assets and terminated related interest rate swaps, which sale will result in a net loss of approximately $40.0 million. After the sale, we owned approximately $5.8 billion par amount of mortgage loans primarily in the form of residential mortgage-backed securities. We currently finance approximately $5.3 billion par amount of our remaining residential mortgage-backed securities portfolio through non-recourse asset-backed secured liquidity note facilities, and we currently have an aggregate net investment in such facilities totaling approximately $200.0 million. Due to the unprecedented disruption in the residential mortgage and global commercial paper markets, we have initiated discussions with the investors in our asset-backed secured liquidity note facilities regarding various alternatives to resolve potential funding disruptions resulting from the current market environment. In connection with the execution of or failure to execute any of these strategies, we estimate that we may need to record a charge of up to the amount of its approximately $200.0 million net investment in the asset-backed liquidity note facilities described above and additional tax related contingencies in an estimated range of $0 to $50.0 million. No assurance can be made that any of the strategies being evaluated by us will be successfully executed. In light of the level of disruption and volatility in commercial paper and broader credit markets, estimates of potential exposure are necessarily subject to future revision.

        As previously announced in connection with our conversion transaction, we no longer intend to invest in residential mortgage investments and intend to dispose of our existing portfolio through either a run-off of the mortgage investments through principal payments and prepayments or through a strategic alternative, including actively pursuing the sale of the common stock of our REIT subsidiary.

        Prior to our conversion from a REIT to a limited liability company in May 2007, we invested in residential real estate assets in order to satisfy the requirements to be treated as a REIT for U.S. federal income tax purposes. As a REIT, at least 75% of our gross income had to be generated by real estate assets, which for us consisted of our investments in residential mortgage assets. In order to meet this requirement, we sought to limit our exposure to both interest rate risk and credit risk by investing in floating rate and hybrid rate assets that were hedged with interest rate derivatives and by investing in residential mortgage assets with high credit quality due to the underlying collateral having a weighted average FICO® score of 728 and a weighted average loan-to-value ratio of 71%.

        Our principal executive offices are located at 555 California Street, 50th Floor, San Francisco, California 94104. Our telephone number is (415) 315-3620. Our common shares are listed on the NYSE under the symbol "KFN."

Rights Offering Summary

        The following summary highlights selected information from this prospectus and the documents incorporated by reference herein and does not contain all of the information that may be important to you. You should carefully read this prospectus and all of the information incorporated by reference.

Issuer	KKR Financial Holdings LLC.
The Subscription rights	Pursuant to this rights offering, we will distribute at no charge to each holder of our common shares 0.19430 non-transferable subscription rights for every common share it owns on the record date for this rights offering. Each subscription right carries with it a subscription privilege, which entitles subscription rights holders to purchase one new common share at the subscription price of $14.40 per common share. We will distribute an aggregate of approximately 18,750,000 subscription rights.
Common Shares Outstanding after the Rights Offering and Purchases Pursuant to Backstop Commitments	115,248,990, assuming an aggregate of 18,750,000 common shares are purchased pursuant to this rights offering and the backstop commitments.
Subscription Price	$14.40 per common share.
Record Date	Thursday, August 30, 2007 at 5:00 p.m., New York City time.
Expiration Date	Wednesday, September 19, 2007 at 5:00 p.m., New York City time, unless extended. We may extend the period for exercising the subscription rights, in our sole discretion. We will announce any extension by not later than 9:00 a.m., New York City time, on the business day following the previously scheduled expiration date. See "The Rights Offering—Expiration of the Rights Offering and Extensions, Amendments and Termination."
Non-Transferability of Rights	Subscription rights are being issued only to holders of our common shares as of the record date and are non-transferable.
Method of Subscription—Exercise of Rights	If you hold common shares directly, you may exercise your subscription rights by delivering your properly completed and executed subscription rights certificate with any required signature guarantees or other supplemental documentation and your full subscription price payment for each share subscribed for under your subscription privileges to the subscription agent for actual receipt prior to 5:00 p.m., New York City time, on September 19, 2007, the scheduled expiration date of this rights offering.
If you are a beneficial owner of our common shares whose shares are registered in the name of a broker, custodian bank or other nominee and you wish to exercise your rights, your broker, custodian bank or other nominee must actually receive your instructions in sufficient time to enable such entities to exercise the subscription rights associated with the common shares that you beneficially own prior to the scheduled September 19, 2007 expiration date of this rights offering, and to deliver all documents and payment to the subscription agent on your behalf such that they will be actually received by the subscription agent prior to 5:00 p.m., New York City time on September 19, 2007, the scheduled expiration date of this rights offering.

We provide more details on how to exercise subscription rights under "The Rights Offering."
Revocation of Exercise	Once you have exercised your subscription privileges, you may revoke your exercise by following the procedures set forth under "The Rights Offering—Revocation of Exercise." Any valid revocation of an exercise of subscription rights may not be rescinded and such subscription rights may not thereafter be exercised.
Unexercised Subscription Rights	Subscription rights not exercised prior to the expiration date of this rights offering will be null and void and will have no value.
Backstop Commitments	We have entered into agreements, or backstop commitments, with certain principals of Kohlberg Kravis Roberts & Co. L.P. pursuant to which these persons have agreed, subject to customary conditions, to purchase up to approximately $100.0 million of common shares to the extent that this rights offering is not fully subscribed. These persons will purchase an aggregate number of common shares equal to 18,750,000 less any common shares issued pursuant to this rights offering, up to a maximum of 6,944,444 common shares, at the rights offering subscription price of $14.40. These persons have agreed not to exercise the subscription rights that they receive in this rights offering.
Conditions	This rights offering is subject to certain conditions set forth under the heading "The Rights Offering—Cancellation Rights; Conditions to the Rights Offering."
Use of Proceeds	Assuming that an aggregate of 18,750,000 common shares are purchased pursuant to this rights offering and the offering relating to the backstop commitments, we estimate that the proceeds from this rights offering and the offering relating to the backstop commitments will be approximately $270.0 million, before deducting estimated expenses relating to this rights offering and the offering relating to the backstop commitments. We intend to use the net proceeds of this rights offering and the offering relating to the backstop commitments for general corporate purposes.
Listing	The common shares are listed on the New York Stock Exchange under the symbol "KFN." The subscription rights will not be listed on any securities exchange.
Risk Factors	See "Risk Factors" beginning on page S-6 of this prospectus supplement and page 5 of the accompanying prospectus for a discussion of certain risk factors that you should consider before you invest in our common shares.

        For additional information regarding this rights offering to holders of our common shares, see "The Rights Offering."

RISK FACTORS

        Exercising your subscription rights and investing in our common shares involves risks. You should carefully consider the following information about these risks, together with the other information incorporated by reference into this prospectus, including the information discussed under the caption "Risk Factors" in our Current Report on Form 8-K filed with the SEC on June 1, 2007, before investing in our common shares. These risks could materially and adversely affect our business, financial condition, liquidity and results of operations and the market price of our common shares.

Additional Risk Related to Our Operations and Business Strategy

Periods of adverse market volatility could adversely affect our liquidity.

        During periods of increased adverse market volatility, such as the recent disruption in the residential mortgage and global asset backed commercial paper market, we are exposed to the risk that we may have to post additional margin collateral, which may have a material adverse impact on our available liquidity. As a result, our contingent liquidity reserves may not be sufficient in the event of a material adverse change in the credit markets and related market price market volatility.

Additional Tax Risk

As a result of unforseen market disruptions, KKR Financial Corp. will likely fail to qualify as a REIT for 2007 and will incur a significant corporate tax liability.

        As a result of unforeseen market disruptions, KKR Financial Corp. may be required to dispose of part or all of its remaining mortgage assets, which will likely cause it to fail to qualify as a REIT for its 2007 taxable year. If it fails to qualify as a REIT for its 2007 taxable year, KKR Financial Corp. will be subject to federal, state and local income tax on its taxable income for that year. We anticipate that the corporate tax liability resulting from KKR Financial Corp.'s likely failure to qualify as a REIT will range from $0 to $50.0 million. In the event that we sell the common stock in KKR Financial Corp., we expect that we would indemnify the buyer of the common stock for any corporate tax liability for 2007 resulting from KKR Financial Corp.'s failure to qualify as a REIT.

Risks Related to the Rights Offering

The subscription price determined for this rights offering is not an indication of the value of our common shares.

        The subscription price per share for this rights offering is the same price per share at which we agreed to sell an aggregate of 16,000,000 common shares to seven unaffiliated institutional investors on August 20, 2007 in separately negotiated transactions registered under the Securities Act of 1933, as amended. This price was the closing price of our common shares on the NYSE on August 17, 2007.

        The subscription price does not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of the value of our common shares. After the date of this prospectus supplement, our common shares may trade at prices below the subscription price.

You could be committed to buying common shares above the prevailing market price.

        The public trading market price of our common shares may decline before you are delivered new common shares issuable upon the exercise of your subscription rights. If you exercise your subscription rights and, afterwards, the public trading market price of our common shares decreases below the subscription price, you will have committed to buying our common shares at a price of $14.40 per share, which may be above the prevailing market price on the expiration date of this rights offering unless you are able to complete the procedures to revoke your exercise prior to the expiration date.

        Our common shares are traded on the NYSE under the symbol "KFN." On August 17, 2007, the last trading day before this rights offering was publicly announced, the closing price for our common shares on the NYSE was $14.40. On August 29, 2007, the last trading day before the commencement of this rights offering, the closing sales price of our common shares was $15.46 per share. We cannot assure you that the market price of our common shares will not decline prior to the expiration of this rights offering or that, after common shares are issued upon exercise of subscription rights, a subscribing rights holder will be able to sell common shares purchased in this rights offering at a price equal to or greater than the subscription price of $14.40 per share. The market price of our common shares could vary significantly, including in response to factors discussed herein and under the caption "Risk Factors" in our Current Report on Form 8-K filed with the SEC on June 1, 2007. You should not exercise your subscription rights unless you are certain that you wish to purchase additional common shares at a price of $14.40 per share.

        In addition, we will not pay you interest on any money you send to the subscription agent when you exercise your subscription rights prior to the time common shares are delivered.

If you subscribe for new common shares, you will not receive those securities until on or after September 24, 2007, and there may not be a liquid market for those securities prior to that time.

        If you subscribe for new common shares, you will not receive any new common shares for which you subscribe until on or after September 24, 2007. From the time that you subscribe for those new common shares until those common shares are delivered, you would be able to trade those new common shares on a "when issued" basis if an over-the-counter market for the "when issued" common shares were to develop. We believe that such a market is not likely to develop or be liquid.

If you do not exercise all of your subscription rights in this rights offering, you will suffer dilution of your percentage ownership of our common shares.

        To the extent that you do not exercise your subscription rights to subscribe for new common shares, your proportionate ownership in our company will be reduced to the extent that other holders of common shares exercise their subscription rights and common shares are purchased pursuant to the backstop commitments. This rights offering and the sale of common shares pursuant to the backstop commitments will result in our issuance of up to an additional 18,750,000 common shares.

        We have entered into agreements, or backstop commitments, with certain principals of Kohlberg Kravis Roberts & Co. L.P. pursuant to which these persons have agreed, subject to customary conditions, to purchase up to approximately $100.0 million of common shares to the extent that this rights offering is not fully subscribed. These persons will purchase an aggregate number of common shares equal to 18,750,000 less any common shares issued pursuant to this rights offering, up to a maximum of 6,944,444 common shares, at the rights offering subscription price of $14.40. These persons have agreed not to exercise the subscription rights that they receive in this rights offering. If it becomes necessary for these principals of Kohlberg Kravis Roberts & Co. L.P. to purchase common shares because this rights offering is undersubscribed by at least $100 million, although these principals have agreed not to exercise the subscription rights that they may obtain pursuant to this rights offering, the ownership position of these principals of Kohlberg Kravis Roberts & Co. L.P. would be increased.

        If you do not exercise your subscription rights prior to by 5:00 p.m., New York City time, on September 19, 2007, the scheduled expiration date of this rights offering, your subscription rights will expire and you will have no further subscription rights.

If we cancel this rights offering, neither we nor the subscription agent will have any obligation to you except to return your subscription payments.

        We may withdraw or terminate this rights offering for any reason. If we elect to withdraw or terminate this rights offering, neither we nor the subscription agent will have any obligation with respect to subscription rights that have been exercised except to return, without interest or deduction, any subscription payments we or the subscription agent received from you.

If you do not act promptly and follow subscription instructions, your exercise of subscription rights may be rejected.

        Holders of common shares who desire to purchase common shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on September 19, 2007, the scheduled expiration date of this rights offering. If you are a beneficial owner of common shares and you wish to exercise your subscription rights, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by your broker, custodian bank or other nominee in sufficient time to deliver such forms and payments to the subscription agent to exercise the subscription rights associated with the common shares that you beneficially own prior to 5:00 p.m., New York City time, on September 19, 2007, the scheduled expiration date of this rights offering. In order to do so, you must complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form" in sufficient time to enable your agent to complete your subscription prior to the expiration of the subscription rights. With respect to exercises of the subscription rights, we shall not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on September 19, 2007, the scheduled expiration date of this rights offering.

        If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

        If you have an address outside the United States or an Army Post Office or a Fleet Post Office address, to exercise your subscription rights, you must notify the subscription agent before 11:00 a.m., New York City time, on September 16, 2007, three business days prior to the scheduled September 19, 2007 expiration date, take all other steps which are necessary to exercise your rights and, with respect to holders whose addresses are outside the U.S., must establish to the satisfaction of the subscription agent that you are permitted to exercise your subscription rights under applicable law. See "The Rights Offering—Foreign and Other Stockholders."

If you make payment of the subscription price by uncertified check, your check may not have cleared in sufficient time to enable you to purchase shares in this rights offering.

        Any uncertified check used to pay for shares to be issued in this rights offering must clear prior to the expiration date of this rights offering, and the clearing process may require five (5) or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for shares by uncertified check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the shares you attempted to purchase.

USE OF PROCEEDS

        Assuming that all 18,750,000 common shares offered in this rights offering are subscribed, we estimate that the proceeds from this rights offering will be approximately $270.0 million, before deducting estimated expenses relating to this rights offering. In the event that no common shares are subscribed in this rights offering, we expect that we will receive proceeds of approximately $100.0 million, before deducting estimated expenses relating to the offering relating to the backstop commitments, upon the consummation of sales of common shares pursuant to the backstop commitments. We intend to use the net proceeds of this rights offering and the offering relating to the backstop commitments for general corporate purposes.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2007:

  •
  on an actual basis;

  •
  on an as adjusted basis to give effect to (1) the issuance and sale of an aggregate of $300.0 million of 7.000% convertible senior notes due 2012 to qualified institutional buyers and the application of net proceeds of approximately $297.0 million of the sale and (2) the consummation of agreements we entered into with seven unaffiliated institutional investors on August 20, 2007 to sell an aggregate of 16,000,000 common shares at a price per share of $14.40 and the application of proceeds of the sale, before deducting estimated expenses; and

  •
  on a pro forma as adjusted basis to give effect to the consummation of this rights offering and the offering relating to the backstop commitments (assuming an aggregate of 18,750,000 common shares are purchased) and the application of proceeds therefrom, before deducting estimated expenses, as described under "Use of Proceeds."

        Neither the as adjusted column nor the pro forma as adjusted column in the table below reflects the sale of $5.1 billion par amount of our residential mortgage assets and the termination of related interest rate swaps, which sale is expected to result in a net loss of approximately $40.0 million, or any adjustments other than those set forth in the bullets above. You should read the adjusted cash and cash equivalents and capitalization table information below in connection with "Use of Proceeds" and our consolidated financial statements and related notes incorporated by reference herein.

	Actual	As Adjusted	Pro Forma As Adjusted(1)
	(amounts in thousands)
Cash and cash equivalents	$23,481	550,881	820,881
Total indebtedness	16,916,355	17,216,355	17,216,355

Shareholders' equity:
Preferred shares, no par value, 50,000,000 shares authorized and none issued and outstanding at June 30, 2007	$—	—	—
Common shares, no par value, 250,000,000 shares authorized and 80,464,713 shares issued and outstanding at June 30, 2007	$—	—	—
Paid-in capital	1,677,827	1,908,227	2,178,227
Accumulated other comprehensive income	65,768	65,768	65,768
Accumulated deficit	(61,068)	(61,068)	(61,068)

Total shareholders' equity	1,682,527	1,912,927	2,182,927

Total capitalization	$18,598,882	19,129,282	19,399,282

(1)
In the event that no common shares are subscribed in this rights offering and the sales of common shares pursuant to the backstop commitments are consummated, before deducting estimated expenses, pro forma as adjusted cash and cash equivalents would be $650,881; pro forma as adjusted paid-in capital would be $2,008,227, pro forma as adjusted total shareholders' equity would be $2,012,927 and pro forma as adjusted total capitalization would be $19,229,282 (amounts in thousands).

THE RIGHTS OFFERING

        Pursuant to this rights offering, we will distribute to each holder of common shares as of the record date, which was 5:00 p.m., New York City time, on August 30, 2007, at no charge, 0.19430 non-transferable subscription rights for each common share held. In aggregate, we expect that a total of approximately 18,750,000 subscription rights will be distributed in connection with this rights offering. The subscription rights will be evidenced by subscription rights certificates. Each whole subscription right will entitle the holder thereof to receive, upon payment of the $14.40 per share subscription price, one common share. Subscription rights may only be exercised in whole numbers; a fraction of a subscription right may not be exercised and no fractional common shares will be issued in this rights offering.

        We have not engaged an underwriter in connection with this rights offering.

        If you hold your shares in a brokerage account or through a dealer or other nominee, please see the information included below the heading "—Beneficial Owners."

No Fractional Shares

        Fractional shares will not be issued in this rights offering. As an example, if you owned 100 common shares as of 5:00 p.m., New York City time, on August 30, 2007, the record date, the number of subscription rights you would receive would be calculated by multiplying the 100 common shares you owned by 0.19430 subscription rights per share to get a product of 19.43 subscription rights. Because fractional common shares will not be issued in this rights offering, you would be entitled to purchase 19 common shares in this rights offering pursuant to your subscription privilege. To facilitate the administration of the rights offering, we rounded to five decimal places the ratio at which we distributed subscription rights to you per common share you own. The subscription price for each of our common shares is $14.40 per share.

Non-Transferable Subscription Rights

        Subscription rights are being issued only to holders of our common shares as of the record date and are non-transferable. Subscription rights may only be exercised by a subscribing holder for his or her own account, provided that such rights may be transferred by operation of law in the case of the death, dissolution, liquidation, termination or bankruptcy of the holder, or in accordance with an order of an appropriate court.

Expiration of the Rights Offering and Extensions, Amendments and Termination

        You may exercise your subscription rights at any time prior to 5:00 p.m., New York City time, on September 19, 2007, the scheduled expiration date for this rights offering.

        Your subscription rights certificate, together with full payment of the subscription price, must be received by the subscription agent prior to the expiration date of this rights offering. If you use the mail, we recommend that you use insured, registered mail, return receipt requested.

        We may extend the time for exercising the subscription rights, in our sole discretion. We will extend the duration of this rights offering as required by applicable law, and may choose to extend it if we decide that changes in the market price of our common shares warrant an extension or if we decide to give investors more time to exercise their subscription rights in this rights offering. If we elect to extend the expiration of this rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

        We reserve the right, in our sole discretion, to amend or modify the terms of this rights offering. In the event of a material change in this rights offering, including the waiver of a material condition, we will extend the duration of this rights offering if necessary to ensure that at least five business days remain in this rights offering following notice of the material change.

        If you do not exercise your subscription rights prior to 5:00 p.m., New York City time, on September 19, 2007, the scheduled expiration date of this rights offering, your unexercised subscription rights will be null and void and will have no value.

        We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after this rights offering expires, regardless of when you transmitted the documents.

Subscription Privilege

        Your subscription rights entitle you to a subscription privilege. You may purchase one of our common shares per each whole subscription right, upon delivery of the required documents and payment of the subscription price. As noted above under "—No Fractional Shares," fractional common shares will not be issued in this rights offering. The subscription price for each share of our common shares is $14.40 per share. You are not required to exercise all of your subscription rights; you may exercise your subscription rights in whole or in part, in any whole number.

        We have entered into agreements, or backstop commitments, with certain principals of Kohlberg Kravis Roberts & Co. L.P. pursuant to which these persons have agreed, subject to customary conditions, to purchase up to approximately $100.0 million of common shares to the extent that this rights offering is not fully subscribed. These persons will purchase an aggregate number of common shares equal to 18,750,000 less any common shares issued pursuant to this rights offering, up to a maximum of 6,944,444 common shares, at the rights offering subscription price of $14.40. These persons have agreed not to exercise the subscription rights that they receive in this rights offering.

Delivery of Shares

        We will deliver to the holders who purchase common shares in this rights offering the common shares that they purchased as soon as practicable after the expiration date of this rights offering. We expect that newly subscribed common shares will be delivered on or after September 24, 2007.

Cancellation Rights; Conditions to the Rights Offering

        We reserve the right to cancel or terminate this rights offering, in whole or in part, in our sole discretion at any time prior to the time that this rights offering expires for any reason (including a change in the market price of our common shares) or no reason.

        Without limiting the generality of the foregoing, this rights offering is subject to the following conditions. We may terminate this rights offering, in whole or in part, if at any time before completion of this rights offering (1) there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to this rights offering that in our sole judgment would or might make this rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of this rights offering, (2) there shall have occurred, or be likely to occur, any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls that, in our reasonable judgment, would be likely to impair materially the contemplated benefits of this rights offering to us; or (3) any event or circumstance affecting the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the company or our subsidiaries that, in our reasonable judgment, shall have occurred, or be likely to occur, that would or might (a) prohibit, prevent, restrict or delay the consummation of this rights offering, (b) make it impractical or inadvisable to proceed with this rights offering or (c) be materially adverse to the business, operations, properties, condition (financial or otherwise), assets liabilities or prospects of the company and our subsidiaries, taken as a whole. We may waive any of these conditions and choose to proceed with this rights offering even if one or more of these events occur.

        In the event of a material change in this rights offering, including the waiver of a material condition, we will extend the duration of this rights offering if necessary to ensure that at least five business days remain in this rights offering following notice of the material change. If we cancel or terminate this rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments received by the subscription agent will be returned promptly, without interest or deduction.

Method of Subscription—Exercise of Rights

        You may exercise your subscription rights by delivering the following to the subscription agent for actual receipt prior to 5:00 p.m., New York City time, on September 19, 2007, the scheduled expiration date of this rights offering:

  •
  Your properly completed and executed subscription rights certificate with any required signature guarantees or other supplemental documentation; and

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  Your full subscription price payment for each share subscribed for under your subscription privileges.

        If you are a beneficial owner of our common shares whose shares are registered in the name of a broker, custodian bank or other nominee and you wish to exercise your rights, your broker, custodian bank or other nominee must actually receive your instructions to exercise your rights and all requisite documents and payments in sufficient time to enable such entities to exercise the subscription rights associated with the common shares that you beneficially own prior to 5:00 p.m., New York City time, on September 19, 2007, the scheduled expiration date of this rights offering.

        Your subscription rights will not be considered exercised unless the subscription agent actually receives from you, your broker, custodian or nominee, as the case may be, all of the required documents and your full subscription price payment prior to 5:00 p.m., New York City time, on September 19, 2007, the scheduled expiration date of this rights offering.

Method of Payment

        Your payment of the subscription price must be made in U.S. dollars for the full number of our common shares for which you are subscribing by either:

  •
  check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the subscription agent; or

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  wire transfer of immediately available funds, to the subscription account maintained by the subscription agent at JPMorgan Chase Bank, 55 Water Street, New York, New York 10005 ABA No. 21000021, Account No. 957341237.

Receipt of Payment

        Your payment will be considered received by the subscription agent only upon:

  •
  Clearance of any uncertified check (which may take five (5) or more business days);

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  Receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

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  Receipt of collected funds in the subscription account designated above.

Clearance of Uncertified Checks

        If you are paying by uncertified check, please note that uncertified checks may take five (5) or more business days to clear. If you wish to pay the subscription price by uncertified check, we urge you to make payment sufficiently in advance of the time this rights offering expires to ensure that your payment is received by the subscription agent and clears by the rights offering expiration date. We urge you to consider using a certified or cashier's check, money order or wire transfer of funds should you decide to exercise your subscription rights.

Delivery of Subscription Materials and Payment

        You should deliver your subscription rights certificate and payment of the subscription price to the subscription agent by one of the methods described below:

By Mail or Overnight Courier:	By Hand:
American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane New York, NY 10038

        You may call the subscription agent toll-free at (877) 248-6417 or collect at (718) 921-8317.

        Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

        For additional information if you are a beneficial owner of our common shares whose shares are registered in the name of a broker, custodian bank or other nominee, see "—Beneficial Owners."

Calculation of Subscription Rights Exercised

        If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription privilege with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you tendered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of this rights offering.

Exercising a Portion of Your Subscription Rights

        You may subscribe for fewer than all of the common shares represented by your subscription rights certificate. All subscription rights must be exercised prior to the expiration date of this rights offering, or else your subscription rights will be null and void.

Your Funds Will Be Held by the Subscription Agent Until Our Common Shares Are Issued

        The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other subscription rights holders until we issue your common shares to you upon consummation of this rights offering.

SIGNATURE GUARANTEE MAY BE REQUIRED

        YOUR SIGNATURE ON EACH SUBSCRIPTION RIGHTS CERTIFICATE MUST BE GUARANTEED BY AN ELIGIBLE INSTITUTION, NAMELY A MEMBER FIRM OF A REGISTERED NATIONAL SECURITIES EXCHANGE OR A MEMBER OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC., OR A COMMERCIAL BANK OR TRUST COMPANY HAVING AN OFFICE OR CORRESPONDENT IN THE UNITED STATES, SUBJECT TO STANDARDS AND PROCEDURES ADOPTED BY THE SUBSCRIPTION AGENT, UNLESS:

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  YOUR SUBSCRIPTION RIGHTS CERTIFICATE PROVIDES THAT SHARES ARE TO BE DELIVERED TO YOU AS RECORD HOLDER OF THOSE SUBSCRIPTION RIGHTS; OR

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  YOU ARE AN ELIGIBLE INSTITUTION.

Provision of Notice to Beneficial Owners

        If you are a broker, a trustee or a depositary for securities who holds our common shares for the account of others as of 5:00 p.m., New York City time, on August 30, 2007, the record date, you should notify the respective beneficial owners of such shares of this rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold our common shares for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common shares as of 5:00 p.m., New York City time, on August 30, 2007, the record date.

Beneficial Owners

        If you are a beneficial owner of our common shares or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you.

        To indicate your decision to exercise (or not to exercise) your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form" such that it will be received in sufficient time to enable such entities to exercise the subscription rights associated with the common shares that you beneficially own prior to the expiration date of this rights offering. You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Instructions for Completing Your Subscription Rights Certificate

        You should read and follow the instructions accompanying the subscription rights certificates carefully.

        You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the subscription agent. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time this rights offering expires. Because uncertified checks may take five (5) or more business days to clear, you are strongly urged to pay, or arrange for payment, by means of a certified or cashier's check, money order or wire transfer of funds.

        If you hold certificates of our common shares directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you.

Determinations Regarding the Exercise of Your Subscription Rights

        We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

        Neither we, the subscription agent nor the information agent will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of this rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of our common shares to you could be deemed unlawful under applicable law.

Regulatory Limitation

        We will not be required to issue to you common shares pursuant to this rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at 5:00 p.m., New York City time, on September 19, 2007, the scheduled expiration date of this rights offering, you have not obtained such clearance or approval.

Questions about Exercising Subscription Rights

        If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this prospectus or the Instructions as to the Use of KKR Financial Holdings LLC Subscription Rights Certificates, please contact Innisfree M&A Incorporated, the information agent for this rights offering, toll-free at (888) 750-5834. Banks and brokerage firms can call the information agent collect at (212) 750-5833.

Subscription Agent and Information Agent

        We have appointed American Stock Transfer & Trust Company to act as subscription agent and Innisfree M&A Incorporated to act as information agent for this rights offering. We will pay all fees and expenses of the subscription agent and the information agent related to their acting in such roles in connection with this rights offering and have also agreed to indemnify the subscription agent and the information agent from liabilities that they may incur in connection with this rights offering, including liabilities under the federal securities laws. However, all commissions, fees and expenses (including brokerage commission and fees and transfer taxes) incurred in connection with the exercise of rights will be for the account of the person exercising the rights, and none of such commissions, fees or expenses will be paid by us, the information agent or the subscription agent.

Revocation of Exercise

        Exercises of subscription rights may be validly revoked at any time prior to the expiration date for this rights offering. In order for a holder to revoke the exercise of subscription rights validly, a written or facsimile transmission notice of revocation must be received by the subscription agent prior to the expiration date. Any such notice of revocation must (1) specify the name of the person who exercised the subscription rights as to which the revocation relates, (2) contain the description of the subscription rights the exercise of which is to be revoked and identify the subscription rights certificate number or numbers shown on the particular subscription rights certificates evidencing such subscription rights (unless such subscription rights were exercised through the facilities of DTC) and the aggregate number of common shares as to which such revocation relates and (3) be signed by the holder of such subscription rights in the same manner as the original signature on the subscription rights certificate, including a signature guarantee if applicable. A notice of revocation must also indicate the address to which a check in respect of the subscription price paid in respect of the revoked subscription rights, without interest, is to be mailed.

        Any valid revocation of an exercise of subscription rights may not be rescinded and such subscription rights may not be thereafter exercised. Any subscription rights the exercise of which is effectively revoked will be deemed not validly exercised for the purposes of this rights offering. No new subscription rights certificates will be issued in respect of subscription rights, the exercise of which has been validly revoked.

        All determinations as to validity and form (including time of receipt) of notices of revocation of exercises will be made by us in our sole discretion (whose determination shall be final and binding). None of us, the subscription agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of revocation, or incur any liability for failure to give any such notification.

Procedures for DTC Participants

        We expect that the exercise of your subscription privilege may be made through the facilities of The Depository Trust Company, or DTC. If your subscription rights are held of record through DTC, you may exercise your subscription privilege you may exercise these rights through DTC's PSOP function instructing DTC to charge your applicable DTC account for the subscription payment for the new common shares and deliver such amount to the subscription agent. DTC must receive the subscription instructions and payment for the new shares by the expiration date.

Subscription Price

        The subscription price is $14.40 per share. Each subscription right entitles a holder to purchase one common share. Fractional shares will not be issued.

Foreign and Other Stockholders

        We will not mail subscription rights certificates to stockholders that have addresses outside the United States or whose addresses are Army Post Office or a Fleet Post Office addresses. Instead, we will have the subscription agent hold the subscription rights certificates for those holders' accounts. To exercise their subscription rights, foreign holders or holders with an Army Post Office or a Fleet Post Office address must notify the subscription agent before 11:00 a.m., New York City time, on September 16, 2007, take all other steps which are necessary to exercise your subscription rights and, with respect to holders whose addresses are outside the United States, must establish to the satisfaction of the subscription agent that it is permitted to exercise its subscription rights under applicable law. If the procedures set forth in the preceding sentence are not followed prior to the expiration date, your subscription rights will expire and be null and void.

No Board Recommendation

        An investment in our common shares must be made according to each investor's evaluation of its own best interests and after considering all of the information in this prospectus supplement and the accompanying prospectus, including (1) the risk factors under the heading "Risk Factors" in this prospectus supplement, including the additional tax risks and the risks relating to this rights offering, (2) the risk factors included under the caption "Risk Factors" in our Current Report on Form 8-K filed with the SEC on June 1, 2007, which is incorporated by reference herein and (3) all of the other information incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor our board of directors make any recommendation to subscription rights holders regarding whether they should exercise their subscription rights.

Common Shares Outstanding after the Rights Offering and the Offering Relating to the Backstop Commitments

        Based on the 96,498,990 common shares issued and outstanding as of August 29, 2007, assuming an aggregate of 18,750,000 common shares are purchased pursuant to this rights offering and the offering relating to the backstop commitments, 115,248,990 common shares will be issued and outstanding after the consummation of this rights offering and the offering relating to the backstop commitments, an increase in the number of outstanding common shares of approximately 19.4%.

Effects Of Rights Offering On Stock Plan And Other Plans

        As of August 29, 2007, there were vested and unvested options outstanding to purchase approximately 1,932,279 common shares and approximately 625,000 unvested restricted common shares outstanding. None of the outstanding options or restricted common shares have antidilution or other provisions of adjustment that will be triggered by this rights offering. Each outstanding and unexercised option will remain unchanged and will be exercisable, subject to vesting, if any, for the same number of our common shares and at the same exercise price as before this rights offering. Similarly, each restricted common share will remain unchanged.

Other Matters

        We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any common shares from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of this rights offering in those states or other jurisdictions, or change the terms of this rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. We may decline to make modifications to the terms of this rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in this rights offering.

BACKSTOP COMMITMENTS

        Pursuant to backstop commitment agreements with us, certain principals of Kohlberg Kravis Roberts & Co. L.P. (including one of our directors, Scott C. Nuttall) have severally agreed, subject to customary conditions, to purchase an aggregate of up to approximately $100.0 million of common shares to the extent that this rights offering is not fully subscribed by purchasing, at the rights offering subscription price of $14.40, an aggregate number of common shares equal to 18,750,000 less any common shares issued pursuant to this rights offering, up to a maximum of 6,944,444 common shares. Under the terms of the backstop commitment agreements, the principals parties thereto have agreed not to exercise any subscription rights that they may receive in this rights offering.

        We have agreed to provide registration rights with respect to all shares acquired by principals of Kohlberg Kravis Roberts & Co. L.P. pursuant to the backstop commitment agreements to the extent that such shares are not otherwise freely transferable in accordance with federal securities laws.

        If these principals of Kohlberg Kravis Roberts & Co. L.P. were to purchase the maximum of 6,944,444 common shares pursuant to the backstop commitment agreements, Mr. Nuttall would beneficially own 835,135 of our common shares, or 0.7% of our outstanding common shares, which includes:

  •
  65,135 restricted common shares owned by our Manager and 612,500 options to purchase common shares granted to our Manager, which options are exercisable within 60 days of the date of this prospectus supplement, because Mr. Nuttall serves on our Manager's investment committee and is an executive of Kohlberg Kravis Roberts & Co. L.P. Mr. Nuttall disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest; and

  •
  157,500 common shares held directly by Mr. Nuttall.

ADDITIONAL MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

        The following is a summary of certain material U.S. federal income tax consequences relating to the receipt, exercise and lapse of the subscription rights. Because this section is a general summary, it does not address all of the potential tax issues that may be relevant to a holder in light of his or her particular circumstances. This summary is based on the Internal Revenue Code of 1986, as amended; current, temporary and proposed Treasury regulations promulgated thereunder; current administrative interpretations and practices of the Internal Revenue Service (the "IRS"); and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or to different interpretations.

        We have not requested, and do not plan to request, any rulings from the IRS concerning the tax treatment with respect to matters contained in this discussion, and the statements in this prospectus supplement are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.

        This summary of certain U.S. federal income tax considerations is for general information purposes only and is not tax advice. You are advised to consult your tax adviser regarding the U.S. federal, state, local and foreign tax consequences of the receipt, exercise and lapse of the subscription rights issued pursuant to this prospectus supplement.

Receipt of a Subscription Right

        Although the law is not entirely clear, we do not believe that the receipt of a subscription right will be a taxable event for a holder or cause a reduction in a holder's adjusted tax basis in his or her existing shares. The IRS may take the position that the issuance of the subscription rights constitutes a distribution of marketable securities by us for U.S. federal income tax purposes. Because we are taxed as a partnership for U.S. federal income tax purposes, distributions of property to the holders of our shares are not taxable to our holders, except for certain distributions of cash. A distribution of cash will reduce, but not below zero, a holder's adjusted tax basis in his or her shares immediately before the distribution. Distributions of cash in excess of a holder's adjusted tax basis in his or her shares will be taxable to the holder as gain from a sale or exchange of shares. For these purposes, distributions of marketable securities are treated as distributions of cash, unless the distributing partnership is an "investment partnership" and the recipient is an "eligible partner."

        If the IRS were to take the position that the issuance of the subscription rights constituted a distribution of marketable securities, we believe that the distribution of the rights should qualify for the exception applicable to distributions by an "investment partnership" to "eligible partners." So long as that exemption applied, the issuance of subscription rights would not be treated as a distribution of cash. If, however, the IRS were to assert successfully that the issuance of subscription rights was a distribution of marketable securities treated as a distribution of cash, a holder would recognize gain only to extent the value of the subscription rights exceeded the holder's adjusted tax basis in his or her existing shares. Under the special rules applicable to distributions of marketable securities, a holder's adjusted tax basis in his or her existing shares would not be reduced as a result of the distribution because the subscription rights will have a zero tax basis prior to the distribution. Based on the historical trading prices of our shares (and the shares of our predecessor, KKR Financial Corp.) and the anticipated value of the subscription rights, we do not believe the value of the rights would exceed any holder's adjusted tax basis in his or her shares. Consequently, the issuance of subscription rights should not be a taxable event for any holder and should not reduce the adjusted tax basis in any holder's existing shares.

        If the issuance of the subscriptions rights is treated as a distribution of marketable securities treated as a distribution of cash, a holder would acquire a zero basis in the subscription rights, unless the holder recognized a gain on the distribution of the subscription rights as a result of the value of the subscription rights exceeding the holder's adjusted tax basis in his or her existing shares, in which case a holder's basis in the subscription rights would be equal to that excess.

Exercise of a Subscription Right

        Although the law is not entirely clear, we do not believe that the exercise of a subscription right will be a taxable event for the holder of a right. A holder's initial tax basis in shares received on the exercise of subscription rights will equal the sum of the subscription price and the holder's tax basis, if any, in the subscription rights (which basis could arise if the issuance of the subscription rights was treated as a distribution of marketable securities treated as a distribution of cash, see "—Receipt of a Subscription Right" above). To the extent the value of our shares exceeds or is less than the subscription price on the date a holder exercises his or her subscription rights, proposed Treasury regulations authorize us to revalue our assets and make special profit or loss allocations to the capital accounts attributable to shares received upon exercise of subscription rights to ensure that such shares have the same interest in our assets as our other outstanding shares. These special profit or loss allocations would cause shares purchased in this rights offerings to be allocated different amount of profit or loss than our existing share in certain taxable years. The proposed Treasury regulations apply only to options to acquire shares issued after the date the proposed Treasury regulations are finalized, which has not occurred. Accordingly, no complete assurance can be provided that we will be able make the special allocations necessary to ensure that shares issued pursuant to the exercise of subscription rights have the same interest in our assets as existing shares.

        For a discussion of the material U.S. federal income tax consideration of owning shares received upon exercise of subscription rights, see "Material U.S. Federal Income Tax Considerations" in the accompanying prospectus.

Lapse of a Subscription Right

        So long as the issuance of the subscription rights was not treated as a distribution of marketable securities treated as a distribution of cash (see "—Receipt of Subscription Rights" above), a holder that does not exercise a subscription right will not recognize gain or loss for U.S. federal income tax purposes upon the lapse of that subscription right. If the issuance of the subscription rights was treated as a distribution of marketable securities treated as a distribution of cash, a holder that does not exercise a subscription right would recognize a short-term capital loss upon the lapse of that subscription right in an amount equal to the holder's tax basis, if any, in the subscription right.

LEGAL MATTERS

        The validity of the subscription rights and the common shares offered pursuant to this rights offering have been passed upon for us by Richards, Layton & Finger, P.A., Wilmington, Delaware.

INCORPORATION BY REFERENCE

        We "incorporate by reference" certain documents we file, and that we and KKR Financial Corp. have filed, with the SEC into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus, or in any other document we subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this prospectus, or in any prospectus supplement or free writing prospectus we may provide to you in connection with this rights offering, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of securities described in this prospectus; provided, however, that we are not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been "furnished" to and not "filed" with the SEC:

  •
  Our annual report on Form 10-K for the year ended December 31, 2006 filed by KKR Financial Corp. with the SEC on February 23, 2007;

  •
  Our quarterly reports on Form 10-Q for the quarter ended March 31, 2007 filed by KKR Financial Corp. with the SEC on May 3, 2007 and for the quarter ended June 30, 2007 filed by KKR Financial Holdings LLC with the SEC on August 2, 2007; and

  •
  Our current reports on Form 8-K filed by KKR Financial Corp. with the SEC on January 17, 2007, February 1, 2007 and February 9, 2007 and current reports on Form 8-K filed by KKR Financial Holdings LLC with the SEC on May 4, 2007, June 1, 2007, June 15, 2007, July 3, 2007, July 16, 2007 (containing information filed under Item 8.01 of Form 8-K only), July 18, 2007, July 23, 2007, August 2, 2007, August 20, 2007 and August 29, 2007.

        You may obtain documents incorporated by reference into this prospectus at no cost by writing or telephoning us at the following address:

KKR Financial Holdings LLC
555 California Street, 50th Floor
San Francisco, California 94104
Attention: Investor Relations
Tel: (415) 315-3620

WHERE YOU CAN FIND INFORMATION ABOUT THE RIGHTS OFFERING

        The terms and procedures of this rights offering are described in this prospectus under "Summary—The Rights Offering" and "The Rights Offering." You may refer any questions regarding this rights offering to Innisfree M&A Incorporated, our information agent:

501 Madison Avenue, 20th Floor
New York, NY 10022

Stockholders call toll-free at: (888) 750-5834
Banks and brokers call collect at: (212) 750-5833

        You may obtain copies of this prospectus and the documents incorporated by reference without charge from the information agent.

        In addition, you may refer questions regarding this rights offering to American Stock Transfer & Trust Company, our subscription agent, by calling: (877) 248-6417 or (718) 921-8317 or contacting the subscription agent at the appropriate address below:

By Mail or Overnight Courier:	By Hand:
American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane New York, NY 10038

PROSPECTUS

KKR Financial Holdings LLC

Common Shares

Preferred Shares

Warrants to Purchase Common Shares or Preferred Shares

Subscription Rights to Purchase Common Shares or Preferred Shares

        We may offer from time to time:

  •
  our common shares,

  •
  our preferred shares,

  •
  warrants to purchase our common shares or preferred shares, and

  •
  subscription rights to purchase common shares or preferred shares.

        We will provide specific terms of any offering of these securities in a prospectus supplement or a free writing prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any applicable prospectus supplement and free writing prospectus we may provide to you, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus, carefully before you invest.

        We are a specialty finance company that uses leverage with the objective of generating competitive risk-adjusted returns. We currently seek to achieve our investment objective by investing in (1) corporate loans and debt securities, (2) marketable equity securities and (3) non-marketable equity securities. We also make opportunistic investments in other asset classes from time to time. We invest in both cash and derivative instruments.

        We are externally managed and advised by KKR Financial Advisors LLC, an affiliate of Kohlberg Kravis Roberts & Co. L.P., a leading sponsor of private equity funds.

        Our common shares are traded on the New York Stock Exchange, or NYSE, under the symbol "KFN." On August 28, 2007, the last reported sale price of our common shares on the NYSE was $15.30 per share.

        Ownership of our shares by any person is generally limited to 9.8% in value or in number of shares, whichever is more restrictive. In addition, our operating agreement contains other limitations on the ownership and transfer of our shares. However, pursuant to our operating agreement, our board of directors may, under certain circumstances, terminate these limitations on ownership and transfer of our shares or grant exemptions to certain persons. For additional information on the ownership and transfer restrictions on our shares, see "Description of Shares—Certain Provisions of the Operating Agreement—Restrictions on Ownership and Transfer."

        Investing in our securities involves risks. See "Risk Factors" on page 5 of this prospectus.

        We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and we and any agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement or a free writing prospectus will set forth any applicable commissions or discounts payable to them. Our net proceeds from the sale of the securities also will be set forth in the applicable prospectus supplement or free writing prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 29, 2007

KKR Financial Holdings LLC	3
Risk Factors	5
Cautionary Note Regarding Forward-Looking Statements	5
Use of Proceeds	7
Distribution Policy	7
Ratios of Earnings to Fixed Charges	8
Material U.S. Federal Income Tax Considerations	9
Description of Shares	30
Description of Warrants	41
Description of Subscription Rights	43
Plan of Distribution	44
Legal Matters	45
Experts	45
Where You Can Find More Information	45
Incorporation by Reference	46

        This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the "SEC," as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended, or the "Securities Act," utilizing a "shelf" registration process. Under this shelf registration process, we may sell any of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or free writing prospectus that will contain specific information about the terms of that offering. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement and free writing prospectus together with information incorporated and deemed to be incorporated by reference herein as described under "Incorporation by Reference" and the additional information described under "Where You Can Find More Information."

        You should rely only on the information contained or incorporated or deemed to be incorporated by reference in this prospectus and in any prospectus supplement or free writing prospectus that we may provide to you in connection with an offering of our securities described in this prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus does not constitute, and any prospectus supplement or free writing prospectus that we may provide to you in connection with an offering of our securities described in this prospectus will not constitute, an offer to sell, or a solicitation of an offer to purchase, the offered securities in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus, in any prospectus supplement or free writing prospectus that we may provide to you in connection with an offering of our securities described in this prospectus, or in any document incorporated or deemed to be incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of that document. Neither the delivery of this prospectus nor any prospectus supplement or free writing prospectus that we may provide to you in connection with an offering of our securities described in this prospectus nor any distribution of securities pursuant to this prospectus or any such prospectus supplement or free writing prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus, any such prospectus supplement or free writing prospectus or any document incorporated or deemed to be incorporated by reference in this prospectus or any prospectus supplement since the date thereof.

        For investors outside the United States: we have not done anything that would permit this offering or possession or distribution of this prospectus or any prospectus supplement or free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to an offering of our securities described in this prospectus and the distribution of this prospectus and any prospectus supplement or free writing prospectus.

KKR FINANCIAL HOLDINGS LLC

        This prospectus contains certain information about KKR Financial Holdings LLC and our common shares, preferred shares, warrants to purchase our common shares or preferred shares and subscription rights to purchase common shares or preferred shares. This prospectus is not complete and does not contain all of the information that you should consider before making an investment in our securities. You should read carefully the information appearing in this prospectus and in any prospectus supplement and free writing prospectus we may provide to you in connection with an offering of our securities described in this prospectus and in the documents incorporated and deemed to be incorporated by reference in this prospectus.

        Unless otherwise expressly stated or the context otherwise requires, the terms "we," "our company," "us" and "our" refer, as of dates and for periods on and after May 4, 2007, to KKR Financial Holdings LLC and its subsidiaries and, as of dates and for periods prior to May 4, 2007, to our predecessor, KKR Financial Corp., and its subsidiaries; "Manager" means KKR Financial Advisors LLC; "KKR" means Kohlberg Kravis Roberts & Co. L.P. and its affiliated companies (excluding portfolio companies that are minority or majority owned or managed by funds associated with KKR); "management agreement" means the amended and restated management agreement between KKR Financial Holdings LLC and the Manager; "operating agreement" means the amended and restated operating agreement of KKR Financial Holdings LLC; "common shares" and "preferred shares" mean common shares and preferred shares, respectively, representing limited liability company interests in KKR Financial Holdings LLC; and references to "our shares" (and similar references) mean common shares and preferred shares of KKR Financial Holdings LLC.

        We are a specialty finance company that uses leverage with the objective of generating competitive risk-adjusted returns. We currently seek to achieve our investment objective by investing in (1) corporate loans and debt securities, (2) marketable equity securities and (3) non-marketable equity securities. We also make opportunistic investments in other asset classes from time to time. We invest in both cash and derivative instruments.

        Our objective is to provide competitive returns to our investors through a combination of distributions and capital appreciation. As part of our investment strategy, we seek to invest opportunistically in those asset classes that we believe can generate competitive leveraged risk-adjusted returns, subject to maintaining our exemption from regulation under the Investment Company Act of 1940, as amended, or the "1940 Act", and our qualification as a partnership, and not as an association or publicly traded partnership that is taxable as a corporation, for U.S. federal income tax purposes.

        Our income is generated primarily from (i) net interest income and dividend income, (ii) realized and unrealized gains and losses on our derivatives that are not accounted for as hedges, (iii) realized gains and losses from the sales of investments, (iv) unrealized gains and losses on trading securities and loans carried at fair value, and (v) fee income.

        We are a Delaware limited liability company and were organized on January 17, 2007. We are the successor to KKR Financial Corp., a Maryland corporation. KKR Financial Corp. was originally incorporated in the State of Maryland on July 7, 2004 and elected to be treated as a real estate investment trust, or "REIT," for U.S. federal income tax purposes. KKR Financial Corp. completed its initial private placement of shares of its common stock in August 2004, and completed its initial public offering of shares of its common stock in June 2005. On May 4, 2007, we completed a restructuring transaction, or the "conversion transaction," pursuant to which KKR Financial Corp. became our subsidiary and each outstanding share of KKR Financial Corp.'s common stock was converted into one of our common shares, which are publicly traded on the New York Stock Exchange, or "NYSE." We will not be treated as a REIT for U.S. federal income tax purposes; however, we intend to be treated as a partnership, and not as an association or publicly traded partnership that is taxable as a corporation, for U.S. federal income tax purposes.

        Our principal executive offices are located at 555 California Street, 50th Floor, San Francisco, California 94104. Our telephone number is (415) 315-3620. Our common shares are listed on the NYSE under the symbol "KFN."

  Our Manager

        We are externally managed and advised by KKR Financial Advisors LLC, our Manager and an affiliate of KKR, pursuant to the management agreement between us and our Manager. Our Manager was formed in July 2004. All of our executive officers are either employees or members of our Manager or one or more of its affiliates. The executive offices of our Manager are located at 555 California Street, 50th Floor, San Francisco, California 94104 and the telephone number of our Manager's executive offices is (415) 315-3620.

        Pursuant to the terms of the management agreement, our Manager provides us with our management team along with appropriate support personnel. Our Manager is responsible for our operations and performs all services and activities relating to the management of our assets, liabilities, equity and operations. Our Manager is subject to the direction of our board of directors and has only such functions and authority as we delegate to it in the management agreement.

  Our 1940 Act Exemption

        We intend to continue to conduct our operations so that we are not required to register as an investment company under the 1940 Act. We are organized as a holding company that conducts its operations primarily through majority-owned subsidiaries. In order for us to qualify for the exemption provided by Section 3(a)(1)(C) of the 1940 Act, the securities issued to us by our subsidiaries that are exempted from the definition of an "investment company" by Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other "investment securities" (within the meaning of the 1940 Act) we may own, may not have a combined value in excess of 40% of the value of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. This requirement limits the types of businesses in which we may engage through these subsidiaries.

        Most of our subsidiaries are limited by the provisions of the 1940 Act and the rules and regulations promulgated thereunder with respect to the assets in which each of them can invest to avoid being regulated as an investment company. Our subsidiaries that issue collateralized debt obligations, or "CDOs," generally rely on Rule 3a-7 under the 1940 Act, an exemption from the 1940 Act provided for certain structured financing vehicles. We sometimes refer to these subsidiaries as our "CDO subsidiaries." Accordingly, each of our CDO subsidiaries that relies on Rule 3a-7 is subject to an indenture that contains specific guidelines and restrictions limiting the discretion of the CDO issuer and our collateral manager. In particular, the indenture prohibits the CDO issuer from acquiring and disposing of assets primarily for the purpose of recognizing gains or decreasing losses resulting from market value changes. The CDO issuer cannot acquire or dispose of assets primarily to enhance returns to the owner of the equity in the CDO. Sales and purchases of assets may be made so long as the CDOs do not violate the guidelines contained in the indentures. We can, however, continue to sell assets without limitation if we believe the credit profile of the obligor will deteriorate. The proceeds of permitted dispositions may be reinvested by our CDOs in additional collateral, subject to fulfilling the requirements set forth in the applicable indentures.

        Some of our subsidiaries are currently relying on the exemption provided under Section 3(c)(7), and therefore, our ownership interests in these subsidiaries are deemed to be investment securities for purposes of the 40% test. We must monitor our holdings in these subsidiaries and any future subsidiaries relying on the exemptions provided under Section 3(c)(1) or 3(c)(7) to ensure that the value of our investment in such subsidiaries, together with any other investment securities we may own, does not exceed 40% of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

        The foregoing discussion of some of the aspects of our 1940 Act exemption is a summary of certain provisions of the 1940 Act and is not complete. For additional information, including information as to certain risks and uncertainties relating to our 1940 Act exemption, you should review the documents incorporated by reference in this prospectus. See "Risk Factors" and "Incorporation by Reference."

RISK FACTORS

        Investing in our securities involves risks. In addition to the risks discussed below, you should carefully review the risks discussed under the caption "Risk Factors" in our Current Report on Form 8-K filed with the SEC on June 1, 2007, which is incorporated by reference in this prospectus, and under the caption "Risk Factors" or any similar caption in the documents that we subsequently file with the SEC that are deemed to be incorporated by reference in this prospectus and in any prospectus supplement or free writing prospectus that we provide you in connection with an offering of securities pursuant to this prospectus. In that regard, the risks discussed under the caption "Risk Factors" in our Current Report on Form 8-K filed with the SEC on June 1, 2007 supersede and replace in their entirety the risks discussed under the caption "Risk Factors" appearing under Item 1A in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC by our predecessor, KKR Financial Corp. You should also carefully review the other risks and uncertainties discussed in the documents incorporated and deemed to be incorporated by reference in this prospectus and in any such prospectus supplement and free writing prospectus. The risks and uncertainties discussed below and in the documents referred to above and other matters discussed in those documents could materially and adversely affect our business, financial condition, liquidity and results of operations and the market price of our shares and any other securities we may issue. Moreover, the risks and uncertainties discussed below and in the foregoing documents are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of our shares and any other securities we may issue could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our business.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated and deemed to be incorporated by reference herein contain, and any prospectus supplement and free writing prospectus that we may provide to you in connection with an offering of our securities described in this prospectus may contain, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the "Exchange Act." Forward-looking statements relate to expectations, beliefs, estimates, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward looking statements by terms such as "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "project," "should," "strive" and "would" or the negative of these terms or other comparable terminology and similar words.

        The forward-looking statements are based on our beliefs, assumptions and expectations with respect to our future performance and future events or circumstances at the respective times those forward-looking statements were made, taking into account information available to us at those times, and are not guarantees of future performance, events or results. These beliefs, assumptions and expectations involve risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us or within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our securities, along with the following factors that could cause actual results to vary materially from our forward-looking statements:

  •
  the factors referenced in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and the documents incorporated and deemed to be incorporated by reference herein, including those referred to above under the caption "Risk Factors";

  •
  general volatility of the capital markets and the market price of our shares and potential volatility of the market price of any other securities we may issue;

  •
  changes in our business strategy;

  •
  limitations imposed on our business by our exemption under the 1940 Act;

  •
  limitations imposed on our business by the "qualifying income exception" applicable to publicly traded partnerships for U.S. federal income tax purposes;

  •
  availability, terms and deployment of capital;

  •
  availability of qualified personnel for our Manager;

  •
  our limited ability to remove our Manager and our Manager's right to resign;

  •
  our limited liability company and organizational structure, which may limit our ability to meet our distribution policy;

  •
  our ability to service and comply with the terms of our indebtedness;

  •
  our cash flow available for distribution and our ability to make distributions in the future to holders of our shares;

  •
  our ability to pay the management fee payable to our Manager when due;

  •
  the regulatory environment in which our businesses operate;

  •
  costs and effects of legal and administrative proceedings, settlements, investigations and claims;

  •
  changes in our industry, interest rates or the general economy;

  •
  increased rates of default and/or decreased recovery rates on our investments;

  •
  material variances between the realized prepayment rates as compared to our projected prepayment rates on our residential real estate-related investments; and

  •
  the degree and nature of our competition.

        We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements might not occur. We qualify any and all of our forward-looking statements by these cautionary factors. Please keep this cautionary note in mind as you read this prospectus, the documents incorporated and deemed to be incorporated by reference herein and any prospectus supplement and free writing prospectus that we may provide to you in connection with this offering.

        The documents incorporated and deemed to be incorporated by reference herein contain, and any prospectus supplement and free writing prospectus that we may provide to you in connection with this offering may contain, market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified this data or these statistics.

USE OF PROCEEDS

        Unless otherwise specified in a prospectus supplement or a free writing prospectus prepared in connection with an offering of securities pursuant to this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested prior to deployment for their intended purposes.

DISTRIBUTION POLICY

        We currently intend to pursue a policy of paying regular cash distributions on our common shares. However, our board of directors has full authority and discretion to determine whether or not a distribution will be declared and paid, and the amount and timing of any distribution that may be paid, to holders of our common shares and (unless otherwise provided by our board of directors if and when it establishes the terms of any new class or series of our shares) any other class or series of shares we may issue in the future. Our board of directors may, based on its review of our financial condition, liquidity, results of operations and other factors it deems relevant, determine to reduce or eliminate distributions on our common shares and (unless otherwise so provided by our board of directors) any other class or series of shares we may issue in the future, which may have a material adverse effect on the market price of our common shares and any such other shares.

        As a result, distributions to holders of our shares will depend on a number of factors, including:

  •
  our financial condition;

  •
  general business conditions;

  •
  our results of operations;

  •
  our available capital and leverage;

  •
  our debt service requirements;

  •
  cash distributions to us from our subsidiaries;

  •
  our operating expenses;

  •
  our taxable income;

  •
  our capital expenditure requirements;

  •
  our liquidity requirements;

  •
  distribution restrictions contained in our financing facilities;

  •
  our distribution yield relative to our peers;

  •
  restrictions under Delaware law;

  •
  any contractual, legal and regulatory restrictions on the payment of distributions by us to holders of our shares or by our subsidiaries to us; and

  •
  other factors our board of directors in its discretion deems relevant.

        Our credit facility includes covenants that could restrict our ability to make distributions on our common shares and any other class or series of shares we may issue in the future, including a prohibition on distributions on our shares if an event of default, or certain events that with notice or passage of time or both would constitute an event of default, under the credit facility occur and a requirement that we maintain a specified minimum level of consolidated tangible net worth.

RATIOS OF EARNINGS TO FIXED CHARGES

        The following table presents the ratios of earnings to fixed charges for us and our consolidated subsidiaries for the periods indicated. For the purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of pre-tax income before equity in income of unconsolidated affiliate. "Fixed charges" consist of interest incurred on all indebtedness and capitalized expenses relating to indebtedness. Neither we nor any of our consolidated subsidiaries had any preferred shares outstanding for any of the periods reflected in this table.

	Six months ended June 30, 2007	Year ended December 31, 2006	Year ended December 31, 2005	Period from August 12, 2004 (Inception) through December 31, 2004
Ratio of earnings to fixed charges	1.2x	1.2x	1.2x	(1)

(1)
For the period from August 12, 2004 (the date of our inception) through December 31, 2004, our fixed charges exceeded our earnings by approximately $6.0 million.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Introduction

        The following summary discusses the material U.S. federal income tax consequences of the ownership and disposition of our common shares and preferred shares, which we refer to collectively as shares. Any additional U.S. federal income tax consequences of the ownership and disposition of our preferred shares, warrants to purchase our common shares and preferred shares or subscription rights to purchase common shares and preferred shares will be addressed in an applicable prospectus supplement or free writing prospectus we may provide you. This summary is based on current law, is for general information only and is not tax advice. This discussion is based on the Internal Revenue Code of 1986, as amended, or the "Code," applicable Treasury Regulations, judicial authority, and administrative rulings and practice, all as currently in effect and which are subject to change or differing interpretations, possibly with retroactive effect. This summary assumes that our shares will be held as capital assets for U.S. federal income tax purposes. This summary is not intended to be a complete description of all of the U.S. federal income tax consequences of the ownership and disposition of our shares. In addition, except as specifically set forth below, this summary does not discuss any state or local income taxation or foreign income taxation or other tax consequences. This discussion does not address all of the aspects of U.S. federal income taxation that may be relevant to a particular holder of our shares in light of its personal circumstances, or to holders of our shares that are subject to special treatment under U.S. federal income tax laws, including but not limited to:

  •
  dealers in securities or foreign currencies;

  •
  financial institutions;

  •
  insurance companies;

  •
  tax-exempt organizations (except to the extent discussed in "U.S. Federal Income Tax Consequences of the Ownership and Disposition of Our Shares—Unrelated Business Taxable Income" and "Material U.S. Federal Income Tax Considerations Related to Investments in REITs—Taxation of Holders of REIT Shares—Tax-Exempt Holders of REIT Shares");

  •
  non-U.S. individuals and foreign corporations (except to the extent discussed in "U.S. Federal Income Tax Consequences of the Ownership and Disposition of Our Shares—Non U.S. Holders" and "Material U.S. Federal Income Tax Considerations Related to Investments in REITs—Taxation of Holders of REIT Shares—Taxation of Non-U.S. Holders of REIT Shares");

  •
  persons who are subject to the alternative minimum tax;

  •
  traders in securities who elect to apply a mark-to-market method of accounting;

  •
  persons that hold our shares as part of a hedge, straddle, constructive sale or conversion transaction;

  •
  persons whose functional currency is not the U.S. dollar;

  •
  persons who are, or who hold our shares through, partnerships or other pass-through entities; or

  •
  holders of options granted by us or persons who acquired our shares as compensation.

        The tax treatment of partners in a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) that holds our shares generally depends on both the status of the partner (rather than the partnership) and the activities of the partnership and is not specifically addressed herein. Partners in partnerships that hold our shares should consult their tax advisors.

        As used below, a "U.S. holder" is a beneficial holder of our shares and who is, for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a U.S. person.

        The term "non-U.S. holder" means a beneficial owner of our shares that is not a U.S. holder or a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). The term "holders" includes both a U.S. holder and a non-U.S. holder.

        The U.S. federal income tax laws are complex, and your circumstances may affect your tax consequences. Consequently, you are urged to consult your own tax advisors as to the specific tax consequences to you of the ownership and disposition of our shares, including the applicability and effect of federal, state and local or foreign income and other tax laws to your particular circumstances.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of Our Shares

Classification of KKR Financial Holdings LLC

        In the opinion of Hunton & Williams LLP, or Hunton & Williams, we will be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation. It must be emphasized that the opinion of Hunton & Williams is based on various assumptions and representations relating to our organization, operations, assets, activities and income, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we, at all times, have operated and will continue to operate in accordance with the method of operation described in our organizational documents and this prospectus, and is conditioned upon factual representations and covenants regarding our organization, assets, income, and present and future conduct of our activities and operations, and assumes that such representations and covenants are accurate and complete.

        There is limited statutory, administrative and judicial authority addressing the treatment of instruments similar to our shares for U.S. federal income tax purposes. No assurance can be given that the Internal Revenue Service, or IRS, would not successfully assert a position contrary to any of the tax aspects set forth below. Moreover, no advance rulings have been sought from the IRS regarding any matter discussed in this prospectus. Accordingly, you are urged to consult your tax advisors with regard to the U.S. federal income tax consequences to you of owning and disposing of our shares, as well as the effects of state, local and non-U.S. tax laws, including potential state tax filing requirements.

        While we believe that we have been organized and have operated so that we will qualify to be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation, given the highly complex nature of the rules governing partnerships, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Hunton & Williams or us that we will so qualify for any particular year. Hunton & Williams will have no obligation to advise us or you of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. Our taxation as a partnership will depend on our ability to meet, on a continuing basis, through actual operating results, the "qualifying income exception" (as described below), the compliance with which will not be reviewed by Hunton & Williams on an ongoing basis. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the qualifying income exception. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

        If, for any reason, including our failure to meet the "qualifying income exception," we were treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we would be subject to U.S. federal income tax on our taxable income at regular corporate income tax rates, without deduction for any distributions to holders of our shares, thereby materially reducing the amount of any cash available for distribution to holders of our shares.

        Under Section 7704 of the Code, unless certain exceptions apply, a publicly traded partnership is generally treated and taxed as a corporation, and not as a partnership, for U.S. federal income tax purposes. A partnership is a publicly traded partnership if (i) interests in the partnership are traded on an established securities market or (ii) interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof. We believe that we are, and will continue to be, treated as a publicly traded partnership.

        If (i) a publicly traded partnership is not a business development company or registered as a management company or unit investment trust under the 1940 Act and (ii) 90% or more of the income of the publicly traded partnership during each taxable year consists of "qualifying income," it will be treated as a partnership, and not as an association or publicly traded partnership taxable as a corporation, for U.S. federal income tax purposes. We refer to this exception as the "qualifying income exception." Qualifying income generally includes rents, dividends, interest, and capital gains from the sale or other disposition of stocks, bonds and real property. Qualifying income also includes other income derived from the business of investing in, among other things, stocks and securities. Interest is not qualifying income if it is derived in the "conduct of a financial or insurance business" or is based, directly or indirectly, on the income or profit of any person. Our income currently consists primarily of interest income, dividends, income and gain from interest rate, credit risk and other derivatives, and income inclusions with respect to foreign collateralized debt obligation, or "CDO," issuers that are taxed as corporations for U.S. federal income tax purposes, all of which will generally be qualifying income for purposes of the qualifying income exception.

        We believe we will satisfy the qualifying income exception. There can be no assurance, however, that the IRS will not challenge our compliance with the qualifying income requirements and, therefore, assert that we are taxable as a corporation for U.S. federal income tax purposes. In such event, the amount of cash available for distribution to holders of our shares would likely be reduced materially.

Taxation of Holders of Shares on Our Profits and Losses

        By reason of our taxation as a partnership for U.S. federal income tax purposes, we are not subject to U.S. federal income tax. Rather, in computing your U.S. federal income tax liability for a taxable year, you will be required to take into account your allocable share of our items of income, gain, loss, deduction and credit for our taxable year ending within or with your taxable year, regardless of whether you have received any distributions. It is possible that your U.S. federal income tax liability with respect to your allocable share of our earnings in a particular taxable year could exceed the cash distributions to you, thus requiring an out-of-pocket tax payment by you. See "—Non-Cash Income from Our Investments." The characterization of an item of our income, gain, loss, deduction or credit generally will be determined at the partnership level (rather than at the shareholder level).

Allocation of Profits and Losses

        For each of our fiscal years, items of income, gain, loss, deduction or credit recognized by us will be allocated among the holders of shares in accordance with their allocable shares of our items of income, gain, loss, deduction and credit. The allocable share of such items for a holder of our shares will be determined by our operating agreement, provided such allocations either have "substantial economic effect" or are determined to be in accordance with such holder's interest in us. If the allocations provided by our operating agreement do not have "substantial economic effect" and were successfully challenged by the IRS, the redetermination of the allocations to a particular holder for U.S. federal income tax purposes could be less favorable than the allocations set forth in our operating agreement.

        We will apply a monthly convention pursuant to which our taxable income and losses will be determined annually and will be prorated on a monthly basis. Then the income and losses will be apportioned among the holders in proportion to the shares owned by each of them as of the opening of the New York Stock Exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the holders owning shares on the Allocation Date in the month in which that gain or loss is recognized. As a result, holders transferring shares may be allocated items of income, gain, loss, deduction, and credit realized after the date of transfer. In addition, as a result of such allocation method, you may be allocated taxable income even if you do not receive any cash distributions. Moreover, you may be allocated differing amounts of our income, gain, loss, deduction and credit than other holders of our shares as a result of Section 704(c) of the Code and the Treasury Regulations promulgated thereunder.

        Section 706 of the Code generally requires that items of partnership income and deductions be allocated between transferors and transferees of partnership interests on a daily basis. It is possible that transfers of shares could be considered to occur for U.S. federal income tax purposes when the transfer is completed without regard to our monthly convention for allocating income and deductions. In that event, our allocation method might be considered a monthly convention that does not literally comply with that requirement. If our monthly convention is not allowed by the Treasury Regulations (or only applies to transfers of less than all of a holder's shares) or if the IRS otherwise does not accept our convention, the IRS may contend that our taxable income or losses must be reallocated among the holders of the shares. If such a contention were sustained, your income or loss allocation could be adjusted, possibly to your detriment. The board of directors is authorized to revise our method of allocation between transferors and transferees (as well as among holders whose interests otherwise could vary during a taxable period).

Adjusted Tax Basis of Shares

        Our distributions generally will not be taxable to you to the extent of your adjusted tax basis in the shares. In addition, you will be allowed to deduct your allocable share of our losses (if any) only to the extent of your adjusted tax basis in your shares at the end of the taxable year in which the losses occur. Your initial tax basis in your shares will be generally equal to the amount of cash you paid for your shares and will be generally increased by your allocable share of our profits (and items of income and gain). Your adjusted tax basis in the shares will be generally decreased (but not below zero) by your allocable share of our losses (and items of loss, deduction and expense), the amount of cash distributed to you and our tax basis in property (other than cash) distributed to you by us. Moreover, your adjusted tax basis will include your allocable share of our liabilities, if any.

        To the extent your allocable share of our losses is not allowed because you had insufficient adjusted tax basis in your shares, you would be able to carry over such disallowed losses to subsequent taxable years and such losses would be allowed if and to the extent of your adjusted tax basis in your shares in subsequent taxable years.

Treatment of Distributions

        Cash distributions by us with respect to shares or in redemption of less than all your shares generally will not be taxable to you. Instead, such distributions will reduce, but not below zero, your adjusted tax basis in your shares immediately before the distribution. If such distributions exceed your adjusted tax basis in your shares, the excess will be taxable to the holder as gain from a sale or exchange of shares (as described in "—Disposition of Interest" below). It is possible that partial redemptions made during the taxable year could result in taxable gain to a holder where no gain would otherwise have resulted if the same partial redemption were made at the end of the taxable year. A reduction in a holder's allocable share of our liabilities, and certain distributions of marketable securities by us, are treated as cash distributions for U.S. federal income tax purposes.

Disposition of Interest

        A sale or other taxable disposition of all or a part of your shares (including in redemption for cash of all of your shares) generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (including your share of our indebtedness, if any) and your adjusted tax basis in your shares (as described in "—Adjusted Tax Basis of Shares" above). Your adjusted tax basis will be adjusted for this purpose by your allocable share of our income or loss for the year of such sale or other disposition. Any gain or loss recognized with respect to such sale or other disposition generally will be treated as capital gain or loss and will be long-term capital gain or loss if your holding period for your shares exceeds one year. A portion of such gain, however, will be treated as ordinary income under the Code to the extent attributable to your allocable share of unrealized gain or loss in our assets to the extent described in Section 751 of the Code. This would include unremitted earnings of any controlled foreign corporation, or CFC, held by us, although in the case of a holder who is an individual, the amount treated as ordinary income may be limited pursuant to Section 1248 of the Code.

        If you dispose of shares at a time when we hold stock in a passive foreign investment company, or PFIC, that is not a qualified electing fund, or QEF, you would be treated as disposing of an interest in such PFIC to the extent of your pro rata share of such PFIC stock held by us. See "—Reporting of Income from Foreign CDO Issuers—PFICs" for a discussion of the tax treatment applicable to a disposition of stock of a PFIC that is not a QEF.

Limitation on Deductibility of Capital Losses

        If you are an individual, any capital losses generated by us (or upon a disposition of shares) generally will be deductible only to the extent of your capital gains for the taxable year plus up to $3,000 of ordinary income ($1,500 in the case of a married individual filing a separate return). Excess capital losses may be carried forward by individuals indefinitely. If you are a corporation, any capital losses generated by us (or upon a disposition of shares) generally will be deductible to the extent of your capital gains for the taxable year. Corporations may carry capital losses back three years and forward five years. You should consult your tax advisors regarding the deductibility of capital losses.

Limitation on Deductibility of Certain of Our Losses

        Individuals and certain closely held subchapter C corporations will be allowed to deduct their allocable share of our losses (if any) only to the extent of each such holder's "at risk" amount in us at the end of the taxable year in which the losses occur. The amount for which a holder is "at risk" with respect to its interest generally is equal to its adjusted tax basis for such interest, less any amounts borrowed (i) in connection with its acquisition of such interest for which it is not personally liable and for which it has pledged no property other than its interest; (ii) from persons who have a proprietary interest in us and from certain persons related to such persons; and (iii) for which the holder is protected against loss through nonrecourse financing, guarantees or similar arrangements. To the extent that a holder's allocable share of our losses is not allowed because the holder has an insufficient amount at risk in us, such disallowed losses may be carried over by the holder to subsequent taxable years and will be allowed if and to the extent of the holder's at risk amount in subsequent years.

        We do not expect to generate any material amount of income or losses from "passive activities" for purposes of Section 469 of the Code. However, to the extent that we generate any income from

"passive activities," such income will not be treated as passive activity income for purposes of Section 469 of the Code, and may not be used to offset your passive activity losses from other activities. To the extent that we generate any losses from "passive activities," such losses will be suspended and will only be allowed as an offset to passive activity income from us in future years or allowed as a loss upon the complete disposition of a holder's interest in us. Accordingly, income allocated by us to you generally will not be able to be offset by your passive activity losses, and losses allocated to you generally will not be able to be used to offset your passive activity income. You should consult your tax advisors regarding the possible application of the limitations on the deductibility of losses from certain passive activities contained in Section 469 of the Code.

Investment Interest Limitation

        Individuals and other noncorporate holders of shares will be allowed to deduct their allocable share of our "investment interest" (within the meaning of Section 163(d) of the Code and the Treasury Regulations promulgated thereunder) only to the extent of each such holder's net investment income for the taxable year. A holder's net investment income generally is the excess, if any, of the holder's investment income from all sources (which is gross income from property held for investment) over investment expenses from all sources (which are deductions allowed that are directly connected with the production of investment income). Investment income excludes net capital gain attributable to the disposition of property held for investment, as well as "qualified dividend income" that is taxable as long-term capital gains, unless the holder elects to pay tax on such gain or income at ordinary income rates.

        To the extent that your allocable share of our investment interest is not allowed as a deduction because you have insufficient net investment income, you may carry over such disallowed investment interest to subsequent taxable years and such disallowed investment interest will be allowed if and to the extent of your net investment income in subsequent years. If you borrow to finance the purchase of the shares, any interest paid or accrued on the borrowing will be allocated among our assets for purposes of determining the portion of such interest that is investment interest subject to the foregoing limitations or passive activity interest subject to the passive activity rules under Section 469 of the Code. The portion of such interest allocated to property held for investment (such as bonds or other securities) will be treated as investment interest. You should consult your tax advisors regarding the application to you of the allocation of such interest among our assets. Since the amount of a holder's allocable share of our investment interest that is subject to this limitation will depend on the holder's aggregate investment interest and net investment income from all sources for any taxable year, the extent, if any, to which our investment interest will be disallowed under this rule will depend on your particular circumstances each year.

Limitation on Deduction of Certain Other Expenses

        An individual, estate or trust may deduct so-called "miscellaneous itemized deductions," which include fees paid to our Manager and our other expenses, only to the extent that such deductions, in the aggregate, exceed 2% of the holder's adjusted gross income. The amount of a holder's allocable share of such expenses that is subject to this disallowance rule will depend on the holder's aggregate miscellaneous itemized deductions from all sources and adjusted gross income for any taxable year. Thus, the extent, if any, to which such fees and expenses will be disallowed will depend on your particular circumstances each year. There are also limitations on the deductibility of itemized deductions by individuals whose adjusted gross income exceeds a specified amount, adjusted annually for inflation. In addition, these expenses are not deductible in determining the alternative minimum tax liability of a U.S. holder. Your share of management fees and certain other expenses attributable to us likely will constitute miscellaneous itemized deductions for these purposes. You are urged to consult your tax advisors regarding your ability to deduct expenses incurred by us.

        Our organizational expenses are not currently deductible, but must be amortized ratably over a period of 15 years. Our syndication expenses (i.e., expenditures made in connection with the marketing and issuance of shares) are neither deductible nor amortizable.

Tax Elections

        Under Section 754 of the Code, we are permitted to elect to have the basis of our assets adjusted in the event of a distribution of property to a holder or in the event of a transfer of an interest in us by sale or exchange or as a result of the death of a holder. Pursuant to the terms of our operating agreement, KKR Financial Advisors LLC, as our tax matters partner, in its sole discretion, is authorized to, and currently intends to, make such election. Such an election, if made, can be revoked only with the consent of the IRS. We will also be required to reduce the tax basis in our assets in connection with certain redemptions and dispositions of shares.

        The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to us, we will apply certain conventions in determining and allocating basis adjustments. It is possible that the IRS will successfully assert that the conventions we intend to use do not satisfy the technical requirements of the Code or the Treasury Regulations and, thus, will require different basis adjustments to be made. Such different basis adjustments could adversely affect the manner in which our income, gain, loss, deduction and credit is allocated to certain holders of shares.

Mutual Fund Holders

        U.S. mutual funds that are treated as regulated investment companies, or RICs, for U.S. federal income tax purposes are required, among other things, to meet an annual 90% gross income and quarterly 50% and 25% asset value tests under Section 851(b) of the Code to maintain their favorable U.S. federal income tax treatment. The treatment of an investment by a RIC in our shares for purposes of these tests will depend on whether we will be treated as a "qualified publicly traded partnership." If we are so treated, then the shares themselves are the relevant asset for purposes of the 50% and 25% asset value tests and the net income from our shares is the relevant gross income for purposes of the 90% gross income test. In addition, the aggregate amount that a RIC can invest in the securities of one or more "qualified publicly traded partnerships" is limited to 25% of the RIC's total assets. If, however, we are not treated as a "qualified publicly traded partnership," then the relevant assets are the RIC's allocable share of the underlying assets held by us and the relevant gross income is the RIC's allocable share of the underlying gross income earned by us. However, the 25% limitation on a RIC's ability to invest in the securities of "qualified publicly traded partnerships" would not apply. We will qualify as a "qualified publicly traded partnership" if we derive less than 90% of our income from sources that are qualifying income for purposes of the RIC 90% gross income test. We anticipate that we will not be treated as a "qualified publicly traded partnership." However, because such qualification will depend on the nature of our future investments, no complete assurance can be provided that we will or will not be treated as a "qualified publicly traded partnership" in any particular year. RICs should consult their own tax advisors regarding an investment in the shares.

Unrelated Business Taxable Income

        We expect that tax-exempt holders of shares will recognize a significant amount of "unrelated business taxable income," or "UBTI," as a result of our indebtedness with respect to our assets and as a result of excess inclusion income from our residual interests in real estate mortgage investment conduits, or REMICs, and in taxable mortgage pools. A holder that is a tax-exempt organization for U.S. federal income tax purposes and, therefore, is generally exempt from U.S. federal income taxation, may nevertheless be subject to "unrelated business income tax" to the extent, if any, that its allocable share of our income consists of UBTI. A tax-exempt partner in a partnership (or an entity treated as partnership for U.S. federal income tax purposes) that regularly engages in a trade or business that is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI, its pro rata share (whether or not distributed) of such partnership's gross income derived from such unrelated trade or business. Moreover, such tax-exempt partner could be treated as earning UBTI to the extent that such entity derives income from "debt-financed property," or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is "acquisition indebtedness" (i.e., indebtedness incurred in acquiring or holding property). We expect that we will incur "acquisition indebtedness" with respect to certain of our assets.

        To the extent we recognize income in the form of dividends and interest from securities with respect to which there is "acquisition indebtedness" during a taxable year, the percentage of the income that will be treated as UBTI generally will be equal to the amount of the income times a fraction, the numerator of which is the "average acquisition indebtedness" incurred with respect to the securities, and the denominator of which is the "average amount of the adjusted basis" of the securities during the period such securities are held by us during the taxable year.

        To the extent we recognize gain from disposition of securities with respect to which there is "acquisition indebtedness," the portion of the gain that will be treated as UBTI will be equal to the amount of the gain times a fraction, the numerator of which is the highest amount of the "acquisition indebtedness" with respect to the securities during the twelve-month period ending with the date of their disposition, and the denominator of which is the "average amount of the adjusted basis" of the securities during the period such securities are held by us during the taxable year.

        In addition, a portion of our income from a residual interest in a REMIC or a taxable mortgage pool arrangement could be treated as "excess inclusion income." See "Material U.S. Federal Income Tax Consequences Relating to Investments in REITs" below. We own a small number of REMIC residual interests and expect to own residual interests in taxable mortgage pools through a REIT subsidiary. Any excess inclusion income generated by a REIT subsidiary would flow through to our shareholders. Excess inclusion income is subject to tax as UBTI in the hands of most tax-exempt shareholders.

        Tax-exempt holders are strongly urged to consult their tax advisors regarding the tax consequences of owning our shares.

Nature of Our Business Activities

        We invest, directly or indirectly, in a variety of assets, including, but not limited to, (i) debt and equity securities of various U.S. and foreign issuers; (ii) equity of REIT subsidiaries; (iii) securities of foreign CDO issuers, all of which are classified as CFCs or PFICs; and (iv) interest rate, credit risk and other derivatives. Such investments have different tax consequences, which may vary depending on their particular terms and your particular circumstances. Certain of our business activities are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (ii) convert lower taxed long-term capital gain or "qualified dividend income" into higher taxed short-term capital gain or ordinary income, (iii) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (iv) cause us (and thus you) to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the timing as to when a purchase or sale of stock or securities is deemed to occur, and (vi) adversely alter the tax characterization of certain financial transactions.

        The discussion below describes the U.S. federal income tax considerations that may be relevant to some, but not to all, of our investments and contemplated investments, including the qualification of such income for purposes of the qualifying income exception. Accordingly, you are urged to consult your tax advisors with regard to the U.S. federal income tax consequences to you of our business activities.

Interest Income

        Interest income derived by us will generally be qualifying income for purposes of the qualifying income exception for publicly traded partnerships provided the income is not derived from "the conduct of a financial or insurance business" and is not based, directly or indirectly, on the profits of any person. Although there is no direct authority defining what constitutes "the conduct of a financial or insurance business," we believe that our investment activities generally will not constitute "the conduct of a financial or insurance business" for purposes of the qualifying income exception. For example, we have not, and will not, originate loans, either directly or indirectly through our Manager and its affiliates. Any loan origination activity will occur in a REIT or domestic corporate subsidiary. Despite such measures, there can be no assurance that the IRS will not successfully contend that all or a portion of our interest income is related to the "conduct of a financial or insurance business," in which case such interest income would not be treated as qualifying income for the qualifying income exception and we could fail to qualify for that exception. We intend to continue to conduct our operations so that at least 90% of our gross income in each taxable year is qualifying income for purposes of the qualifying income exception.

Qualified Dividends and Certain Capital Gains

        Dividends and capital gains earned by us will generally be qualifying income for purposes of the qualifying income exception. Tax legislation enacted in 2003 and 2006 reduced the U.S. federal income tax rates on (i) capital gains received by taxpayers taxed at individual rates and (ii) "qualified dividend income" received by taxpayers taxed at individual rates from certain domestic and foreign corporations. Subject to the discussion under "—Disposition of Interest," "—Taxation of Foreign CDO Issuers" and "Material U.S. Federal Income Tax Considerations Relating to Investments in REITs—Taxation of Holders of REIT Shares—Non-U.S. Holders," the reduced rates applicable to capital gains generally will also apply to capital gains recognized by holders of shares who sell the shares that they have held for more than one year. The reduced rates, which do not apply to short-term capital gains, generally apply to long-term capital gains from sales or exchanges recognized prior to December 31, 2010.

        Ordinary dividends attributable to our potential investment in KKR Financial Mortgage Holdings, LLC and any other REIT will generally not constitute "qualified dividend income," and, therefore, will not qualify for the reduced rate of tax applicable to taxpayers taxed at individual rates. In addition, certain portions of the distributions attributable to our potential investment in KKR Financial Mortgage Holdings, LLC may be taxable in the hands of tax-exempt shareholders and may not qualify for reduced withholding in the hands of foreign shareholders. For a more detailed discussion of the tax considerations related to the dividends and capital gains attributable to our potential investment in KKR Financial Mortgage Holdings, LLC, see "Material U.S. Federal Income Tax Considerations Relating to Investments in REITs."

Reporting of Income from the Foreign CDO Issuers

        We own equity interests in foreign CDO issuers. Certain of those foreign CDO issuers will elect to be treated as entities disregarded from us for U.S. federal income tax purposes, and we will be treated as directly owning the assets, and directly earning the income, of those foreign CDO issuers. Certain of the foreign CDO issuers held by us will be treated as corporations for U.S. federal income tax purposes. In the future, we may conduct additional CDO securitizations through foreign CDO issuers that are treated as corporations for U.S. federal income tax purposes. We intend to treat all foreign CDO issuers that are taxed as corporations for U.S. federal income tax purposes as CFCs. Because it is unclear whether our equity interests in certain foreign CDO issuers will be treated as voting stock for purposes of the CFC rules, it is possible that those entities could be treated as PFICs. The rules applicable to an investment in non-U.S. entities are complex, and, by necessity, the discussion below is only a summary. Thus, you are urged to consult your tax advisors in this regard.

        CFCs.    A non-U.S. entity will be treated as a CFC if it is treated as a non-U.S. corporation for U.S. federal income tax purposes and if more than 50% of (i) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (ii) the total value of the stock of the non-U.S. entity, is owned, within the meaning of Section 958(a) of the Code, or is treated as owned by reason of applying the attribution rules of ownership of Section 958(b) of the Code, by U.S. Shareholders (as defined below) on any day during the taxable year of such non-U.S. entity.

        For purposes of this discussion, a "U.S. Shareholder" with respect to a non-U.S. entity means a U.S. person (within the meaning of Section 957(c) of the Code) that owns (within the meaning of Section 958(a) of the Code) or is treated as owning (by reason of applying the attribution rules of ownership of Section 958(b) of the Code) 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote (whether actually or in substance). Because we own 100% of the ordinary shares and a majority of the subordinated notes in each of the foreign CDO issuers in which we currently own an interest, we believe that we will be treated as a "U.S. Shareholder" with respect to each such entity. Although there is no direct authority addressing the issue, we also intend generally to take the position that the equity interest we own in other foreign CDO issuers will be treated as voting stock for purposes of the definition of "U.S. Shareholder," even if we do not hold the related ordinary shares.

        If a non-U.S. entity held by us directly or indirectly is treated as a CFC for an uninterrupted period of 30 days or more during the tax year, then if we are a U.S. Shareholder with respect to such non-U.S. entity and are treated as owning (within the meaning of Section 958(a) of the Code) shares in such non-U.S. entity on the last day of the non-U.S. entity's tax year, each holder (regardless of whether such holder is a U.S. Shareholder with respect to such CFC) of shares generally will be required to include in its gross income its allocable share of our pro rata share of such non-U.S. entity's income from dividends, interest, net gains from the sale or other disposition of stocks or securities (determined in accordance with the Code and Treasury Regulations) and certain other income as described under Section 951 of the Code and the Treasury Regulations promulgated thereunder (such inclusions in gross income, collectively, "Subpart F Inclusions"), regardless of whether we receive cash in respect of its income or the holder receives a distribution. The aggregate Subpart F Inclusions in any taxable year for a non-U.S. entity treated as a CFC are limited to such entity's current earnings and profits. Subpart F Inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, you may be required to report as ordinary income your allocable share of our Subpart F Inclusions without corresponding receipts of cash and may not benefit from capital gain treatment with respect to the portion of our earnings (if any) attributable to net capital gains of the CFC. Our tax basis in the shares of such non-U.S. entity, and your tax basis in your shares, will be increased to reflect Subpart F Inclusions. Subpart F Inclusions will be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by the CFC from U.S. sources. Subpart F Inclusions will not be eligible for the favorable tax rate applicable to "qualified dividend income" for individual U.S. holders of shares. Amounts included as Subpart F Inclusions with respect to direct and indirect investments generally will not be taxed again when actually distributed to the U.S. Shareholder. Moreover, any gain allocated to you from a disposition of stock in a CFC by us would be treated as ordinary income to the extent of your allocable share of the current and/or accumulated earnings and profits of the CFC. In this regard, earnings and profits would not include any amounts previously taxed pursuant to the CFC rules. Net losses (if any) of a non-U.S. entity owned by us that is treated as a CFC will not, however, pass-through to the holders of shares.

        If a foreign CDO issuer held by us and taxed as a corporation for U.S. federal income tax purposes is classified as a CFC, and a holder is required to include amounts in income with respect to such foreign CDO issuer pursuant to this subheading, then the consequences described under this subheading "CFCs" (and not the consequences described under the subheading "PFICs" below) generally will apply to the holder. If our ownership percentage in a foreign CDO issuer taxed as a corporation for U.S. federal income tax purpose entity changes such that we are not always a U.S. Shareholder with respect to such entity, then we and you may be subject to both the PFIC and the CFC rules. The interaction of these rules is complex, and you are urged to consult your tax advisors in this regard.

        The discussion under this subheading "CFCs" does not address the tax consequences applicable to a holder that owns an interest in a CFC both through us and either directly or indirectly through a chain of ownership that does not include us. Such holders of shares are urged to consult their tax advisors regarding the tax consequences in such circumstances.

        PFICs.    In the event that our equity interest in foreign CDO issuers taxed as corporations for U.S. federal income tax purposes is not treated as voting stock for purposes of the CFC rules or we own less than 10% of the equity interests in certain foreign CDO issuers, then those entities will be treated as PFICs. A non-U.S. entity will be treated as a PFIC for U.S. federal income tax purposes if (i) such entity is treated as a non-U.S. corporation for U.S. federal income tax purposes and (ii) either 75% or more of the gross income of such entity for the taxable year is "passive income" (as defined in Section 1297 of the Code and the Treasury Regulations promulgated thereunder) or the average percentage of assets held by such entity during the taxable year which produce passive income or which are held for the production of passive income is at least 50%. A. U.S. person will be subject to the PFIC rules for an investment in a PFIC without regards to its percentage ownership.

        For any foreign CDO issuer in which we do not own the ordinary shares and that is treated as a corporation for U.S. federal income tax purposes, we currently intend to make a protective election to treat each such entity as a QEF, or a "QEF Election," in the first year we hold shares in such entity. A QEF Election is effective for the taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS.

        As a result of a QEF Election, you will be required to include in your gross income each year your allocable share of our pro rata share of such non-U.S. corporation's ordinary earnings and net capital gains, at ordinary income and long-term capital gain rates, respectively (such inclusions in gross income, "QEF Inclusions"), for each year in which the non-U.S. corporation owned directly or indirectly by us is a PFIC, regardless of whether we receive cash in respect of its income or you receive distributions from us. Thus, you may be required to report taxable income as a result of QEF Inclusions without corresponding receipts of cash. You may, however, elect to defer, until the occurrence of certain events, payment of the U.S. federal income tax attributable to QEF Inclusions for which no current distributions are received, but you will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. Net losses (if any) of a non-U.S. corporation owned by us that is treated as a PFIC will not, however, pass through to holders of shares and may not be carried back or forward in computing such PFIC's ordinary earnings and net capital gain in other taxable years. Consequently, you may, over time, be taxed on amounts that, as an economic matter, exceed our net profits. Our tax basis in the shares of such non-U.S. corporations, and of a holder of our shares, will be increased to reflect QEF Inclusions. No portion of the QEF Inclusion attributable to ordinary income will be eligible for the favorable tax rate applicable to "qualified dividend income" for individual U.S. persons. Amounts included as QEF Inclusions with respect to direct and indirect investments generally will not be taxed again when actually distributed to the U.S. person.

        If we do not make a QEF Election with respect to a foreign CDO issuer treated as a PFIC (and such entity is not treated as a CFC), Section 1291 of the Code will treat all gain on a disposition by us of shares of such entity, gain on the disposition of the shares by a holder thereof at a time when we own shares of such entity, as well as certain other defined "excess distributions," as if the gain or excess distribution were ordinary income earned ratably over the shorter of the period during which the investor held its shares or the period during which we held its shares in such entity. For gain and excess distributions allocated to prior years, (i) the tax rate will be the highest in effect for that taxable year and (ii) the tax will be payable generally without regard to offsets from deductions, losses and expenses. You will also be subject to an interest charge for any deferred tax. No portion of this ordinary income will be eligible for the favorable tax rate applicable to "qualified dividend income" for taxpayers taxed at individual rates.

Taxation of the Foreign CDO Issuers

        Certain of the foreign CDO issuers are treated as corporations for U.S. federal income tax purposes. The Code and the Treasury Regulations promulgated thereunder provide a specific exemption from U.S. federal income tax to non-U.S. corporations that restrict their activities in the United States to trading in stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. Notwithstanding these rules, any gain recognized by a foreign corporation with respect to United States real property is subject to U.S. tax as if the foreign corporation were a U.S. taxpayer. It is not anticipated that any of our foreign CDO issuers will hold United States real property other than by foreclosure. Nevertheless, gain (if any) realized on foreclosed U.S. real property would be subject to U.S. tax.

        The foreign CDO issuers that are treated as corporations for U.S. federal income tax purposes will either rely on the exemption described above or otherwise operate in a manner so that they will not be subject to U.S. federal income tax on their net income at the entity level. We anticipate that any future foreign CDO issuers in which we invest and which are treated as corporations for U.S. federal income tax purposes will be subject to similar tax treatment. There can be no assurance, however, that foreign CDO issuers will be able to satisfy the requirements for such exemption and, therefore, will not be subject to U.S. federal income tax on their income on a net basis. Although the foreign CDO issuers are generally not expected to be subject to U.S. federal income tax on a net basis, such CDOs may receive income that may be subject to withholding taxes imposed by the United States or other countries. To the extent that such entities are subject to U.S. federal income taxes on their income on a net basis or to withholding taxes, our return on our investment in such entities could be materially adversely affected.

Domestic Corporate Subsidiaries

        We own several domestic corporate subsidiaries, which we formed to make, from time to time, certain investments that could generate income that would not be qualifying income if earned directly by us. As a result of unforeseen market disruptions, KKR Financial Corp. recently sold a significant portion of its mortgage assets, which will likely cause KKR Financial Corp. to fail to qualify as a REIT for its 2007 taxable year. If it fails to qualify as a REIT for its 2007 taxable year, KKR Financial Corp. will be treated as a domestic corporate subsidiary for the 2007 taxable year. Our domestic corporate subsidiaries (including KKR Financial Corp., if it fails to qualify as a REIT for its 2007 taxable year) will be subject to federal, state, and local corporate income tax on their income. To the extent that any such domestic corporate subsidiaries pay any taxes, they will have less cash available for distribution to us, which would reduce the amount of cash available for distribution to holders of shares.

Derivative Income

        From time to time, we will enter into derivative transactions, such as interest rate swaps, caps and floors, total rate of return swaps, options to purchase these items, and futures and forward contracts. We expect that many of our derivative transactions will be treated as "notional principal contracts" for U.S. federal income tax purposes. For purposes of the qualifying income exception, unless we are treated as a dealer in notional principal contracts, income from notional principal contracts is treated as qualifying income, provided the property, income, or cash flow that measures the amounts to which the partnership is entitled under the contract would give rise to qualifying income if held or received or the notional principal contract is related to our business of investing in stock or securities. We expect that, in general, payments under our derivative instruments will be measured by reference to an interest rate or interest rate index, with a cash flow that would be treated as interest income if received directly. As stated above, interest (other than interest derived from the "conduct of a financial or insurance business" or interest that is based, directly or indirectly, on the profits of any person) is qualifying income for purposes of the qualifying income exception. In addition, we expect that all income and gain from our notional principal contracts will be related to our business of investing in stock and securities. Accordingly, we expect that the income and gain from such derivative transactions will be qualifying income for purposes of the qualifying income exception. However, the rules regarding notional principal contracts are complex, and there can be no assurance that the IRS will not successfully challenge our characterization of a derivative transaction as a notional principal contract. In addition, we may enter into derivative transactions that do not produce qualifying income for the qualifying income exception. We intend to use our best efforts to structure any derivative transactions in a manner that does not jeopardize our satisfaction of the qualifying income exception.

Non-U.S. Currency Gains or Losses

        If we make an investment denominated in a currency other than the U.S. dollar, then we may recognize gain or loss attributable to fluctuations in such currency relative to the U.S. dollar. We may also recognize gain or loss on such fluctuations occurring between the time we obtain and dispose of non-U.S. currency, between the time we accrue and collect income denominated in a non-U.S. currency, or between the time we accrue and pay liabilities denominated in a non-U.S. currency. Such gains or losses generally will be treated as ordinary income or loss, and such gain generally will be treated as qualifying income under the qualifying income exception.

Non-Cash Income from Our Investments

        As discussed below, we will make investments that will cause us (and thus you) to recognize income or gain without a corresponding receipt of cash. This so-called "non-cash" or "phantom income" could arise for a variety of reasons, including:

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  We will recognize taxable income in advance of the related cash flow if any debt security is deemed to have original issue discount. The accrued original issue discount will be treated as interest income by us and an applicable portion will be passed-through to you, even though we will generally not receive payments corresponding to this income until the maturity of or the disposition of the debt security.

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  We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, debt securities that have a stated redemption price at maturity that is greater than our tax basis in those debt securities, even though such proceeds will be used to make non-deductible principal payments on related borrowings.

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  We will be required to include in income on a current basis the earnings of the foreign CDO issuers whose equity is held by us and who are treated as corporations for U.S. federal income tax purposes, regardless of whether there has been a cash distribution of such earnings.

        You will be required to take such "non-cash" or "phantom income" income into account in determining your taxable income, regardless of whether you receive a cash distribution from us. Accordingly, you may not receive cash distributions equal to your tax liability attributable to your share of our taxable income.

"Anti-Stapling" Rules

        If we were subject to the "anti-stapling" rules of Section 269B of the Code, we would incur a significant tax liability as a result of owning (i) more than 50% of the value of both a domestic corporate subsidiary and a foreign corporate subsidiary or (ii) more than 50% of both a REIT and a domestic or foreign corporate subsidiary. When a foreign corporate subsidiary and a domestic corporation subsidiary are treated as "stapled entities," the foreign corporation is treated as a domestic corporation subject to U.S. federal corporate income tax. When a REIT and a domestic or foreign corporate subsidiary are treated as "stapled entities," the REIT and the domestic or foreign corporate subsidiary are treated as one entity for purposes of the tax requirements applicable to REITs, which could result in the REIT failing to qualify as a REIT for U.S. federal income tax purposes.

        If the "anti-stapling" rules applied, our foreign CDO issuers held directly by us that are classified as corporations for U.S. federal income tax purposes would be treated as domestic corporations, which would cause those entities to be subject to U.S. federal corporate income taxation. In addition, any majority-owned REIT subsidiary and the foreign CDO issuers would be treated as a single entity for purposes of the REIT qualification requirements, which likely would result in the majority-owned REIT subsidiary. failing to qualify as a REIT and being subject to U.S. federal corporate income taxation. Because we intend to own a substantial proportion of our assets directly or through entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes, we do not believe that the "anti-stapling" rules will apply. However, there can be no assurance that the IRS would not successfully assert a contrary position.

Personal Holding Company Tax

        We anticipate that certain of our majority-owned corporate subsidiaries will be treated as personal holding companies for U.S. federal income tax purposes. A personal holding company is a "closely-held" corporation at least 60% of whose income constitutes "personal holding company income," which generally includes dividends, interest, certain royalties, annuities and rents. We anticipate that all of our majority-owned corporate subsidiaries will be treated as "closely-held" under the constructive ownership rules applicable to personal holding companies. In addition, substantially all of the income of certain of those subsidiaries will constitute personal holding company income. A personal holding company generally is subject to a 15% (or 35% starting January 1, 2011) corporate tax on its personal holding company income that is not distributed, or treated as distributed, during the year in which such income is earned. However, certain liquidating distributions are not treated as distributions for that purpose. We intend to cause our personal holding company subsidiaries to distribute their income so as to avoid the personal holding company tax.

Non-U.S. Taxes

        Certain dividend, interest and other income received by us from sources outside of the United States may be subject to withholding taxes imposed by other countries. We may also be subject to capital gains taxes in certain other countries where we purchase and sell stocks and securities. Tax treaties between the United States and other countries may affect, reduce or eliminate such taxes. You will be required to include such taxes in your income and generally will be entitled to claim either a credit (subject, however, to various limitations on foreign tax credits) or a deduction (subject to the limitations generally applicable to deductions) for your share of such non-U.S. taxes in computing your U.S. federal income taxes.

Alternative Minimum Tax

        In certain circumstances, individuals, corporations and other taxpayers may be subject to an alternative minimum tax in addition to regular tax. Your potential alternative minimum tax liability may be affected by reason of an investment in the shares. The extent, if any, to which the alternative minimum tax applies will depend on your particular circumstances for each taxable year.

Technical Terminations

        Subject to the electing large partnership rules described below, we will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination for tax purposes would result in the closing of our taxable year for all holders of shares. In the case of a holder reporting on a taxable year other than a fiscal year ending on our year end, which is expected to be the calendar year, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in the holder's taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new tax election under Section 754 of the Code. A termination could also result in penalties if we were unable to determine that the termination had occurred. In the event that we become aware of a termination, we will attempt to enter into a closing agreement with the IRS to minimize any such penalties. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Information Returns

        We intend to use reasonable efforts to furnish to you tax information (including IRS Schedule K-1) as promptly as possible after the end of each taxable year, which describes your allocable share of our income, gain, loss, deduction and credit for the preceding taxable year. In preparing this information, we will use various accounting and reporting conventions to determine your allocable share of income, gain, loss and deduction. Delivery of this information will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from an investment in which we hold an interest. It is therefore possible that, in any taxable year, you will need to apply for extensions of time to file your tax returns. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your income or loss. If you are not a U.S. person, there can be no assurance that this information will meet your jurisdiction's tax compliance requirements.

        It is possible that we may engage in transactions that subject us and, potentially, the holders of our shares to other information reporting requirements with respect to an investment in us. You may be subject to substantial penalties if you fail to comply with such information reporting requirements. You should consult with your tax advisors regarding such information reporting requirements.

Nominee Reporting

        Persons who hold our shares as nominees for another person are required to furnish to us (i) the name, address and taxpayer identification number of the beneficial owner and the nominee; (ii) whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (3) a tax-exempt entity; (iii) the amount and description of shares held, acquired or transferred for the beneficial owner; and (iv) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition costs for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on shares they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the shares with the information furnished to us.

Taxable Year

        A partnership is required to have a tax year that is the same tax year as any partner, or group of partners, that owns a majority interest (more than 50%) in the partnership. We currently intend that our taxable year will be the calendar year. A partnership also is required to change its tax year every time a group of partners with a different tax year end acquires a majority interest, unless the partnership has been forced to change our tax year during the preceding two year period. In the event the majority interest in us changes to a group of holders with a different tax year and we have not been forced to change our tax year during the preceding two year period, we would be required to change our tax year to the tax year of that group of holders.

Elective Procedures for Large Partnerships

        The Code allows large partnerships to elect streamlined procedures for income tax reporting. This election, if made, would reduce the number of items that must be separately stated on IRS Schedule K-1 that are issued to the holders of our shares, and such IRS Schedules K-1 would have to be provided on or before March 15 following the close of each taxable year. In addition, this election would prevent us from suffering a "technical termination" (which would close our taxable year) if, within a 12-month period, there is a sale or exchange of 50% or more of our total interests. If an election is made, IRS audit adjustments will flow through to the holders of the shares for the year in which the adjustments take effect, rather than the holders of the shares in the year to which the adjustment relates. In addition, we, rather than the holders of the shares individually, generally will be liable for any interest and penalties that result from an audit adjustment. We will review the large partnership procedures with our legal counsel and certified public accountants to determine whether it appears advantageous to elect to be subject to the large partnership procedures.

Treatment of Amounts Withheld

        If we are required to withhold any U.S. tax on distributions made to any holder of our shares, we will pay such withheld amount to the IRS. That payment, if made, will be treated as a distribution of cash to the holder of the shares with respect to whom the payment was made and will reduce the amount of cash to which such holder would otherwise be entitled.

Tax Audits

        Adjustments in tax liability with respect to our items generally will be made at the KKR Financial Holdings LLC level in a partnership proceeding rather than in separate proceedings with each holder. KKR Financial Advisors LLC will represent us as our "tax matters partner" during any audit and in any dispute with the IRS. If KKR Financial Advisors LLC ceases to own shares or ceases to be our Manager, our board of directors may designate a replacement tax matters partner. Each holder of our shares will be informed of the commencement of an audit of us. In general, the tax matters partner may enter into a settlement agreement with the IRS on behalf of, and that is binding upon, the holders of shares.

Non-U.S. Holders

        A non-U.S. holder will generally be subject to U.S. federal withholding taxes at the rate of 30% (or such lower rate provided by an applicable tax treaty) on its share of our gross income from dividends, interest (other than interest that constitutes "portfolio interest" within the meaning of the Code) and certain other income that is not treated as effectively connected with a U.S. trade or business. Although the matter is not entirely clear, income from derivative transactions may also be subject to U.S. federal withholding taxes. We expect that most of our interest income will constitute "portfolio interest" that is not subject to the 30% withholding tax. We expect that we will earn dividend income that will be subject to the 30% withholding tax. In certain circumstances, the amount of any withholding tax could exceed the amount of cash that would have otherwise been distributed to you.

        Non-U.S. holders treated as engaged in a U.S. trade or business are generally subject to U.S. federal income tax at the graduated rates applicable to U.S. holders on their net income which is considered to be effectively connected with such U.S. trade or business. Non-U.S. holders that are corporations may also be subject to a 30% branch profits tax on such effectively connected income. The 30% rate applicable to branch profits may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized.

        While we expect that our method of operation will not result in our generating significant amounts of income treated as effectively connected with the conduct of a U.S. trade or business with respect to non-U.S. holders, there can be no assurance that the IRS will not successfully assert that some portion of our income is properly treated as effectively connected income with respect to such non-U.S. holders. In addition, if any REIT subsidiary in which we own an interest, recognizes gain from the disposition of a United States real property interest, such gain will be treated as income that is effectively connected with a U.S. trade or business. Although we do not expect any REIT subsidiary to generate material amounts of gain from the disposition of United States real property interests, no complete assurance can be provided that such REIT subsidiaries will not generate gain from dispositions of United States real property interests in the future. If a holder who is a non-U.S. person were treated as being engaged in a U.S. trade or business in any year because an investment of us in such year constituted a U.S. trade or business, such holder generally would be required to (i) file a U.S. federal income tax return for such year reporting its allocable share, if any, of our income or loss effectively connected with such trade or business and (ii) pay U.S. federal income tax at regular U.S. tax rates on any such income. Moreover, a holder who is a corporate non-U.S. holder might be subject to a U.S. branch profits tax on its allocable share of our effectively connected income. In addition, distributions to a non-U.S. holder would be subject to withholding at the highest applicable tax rate to the extent of the non-U.S. holder's allocable share of our effectively connected income. Any amount so withheld would be creditable against such non-U.S. holder's U.S. federal income tax liability, and such non-U.S. holder could claim a refund to the extent that the amount withheld exceeded such non-U.S. person's U.S. federal income tax liability for the taxable year. Finally, if we are engaged in a U.S. trade or business, a portion of any gain recognized by an investor who is a non-U.S. holder on the sale or exchange of its shares may be treated for U.S. federal income tax purposes as effectively connected income, and hence such non-U.S. holder may be subject to U.S. federal income tax on the sale or exchange.

        In general, different rules from those described above apply in the case of non-U.S. holders subject to special treatment under U.S. federal income tax law, including a non-U.S. holder (i) who has an office or fixed place of business in the United States or is otherwise carrying on a U.S. trade or business; (ii) who is an individual present in the United States for 183 or more days or has a "tax home" in the United States for U.S. federal income tax purposes; or (iii) who is a former citizen or resident of the United States.

        If you are a non-U.S. holder, you are urged to consult your tax advisors with regard to the U.S. federal income tax consequences to you of owning and disposing of our shares, as well as the effects of state, local and non-U.S. tax laws.

Tax Shelter Regulations

        In certain circumstances, a holder who disposes of our shares resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction (a "reportable transaction") in accordance with recently issued regulations governing tax shelters and other potentially tax-motivated transactions (the "Tax Shelter Regulations"). In addition, an investment in us may be considered a "reportable transaction" if, for example, we recognize certain significant losses in the future. You should consult your tax advisors concerning any possible disclosure obligation under the Tax Shelter Regulations with respect to the disposition of your shares or your allocable share of certain losses incurred by us.

Certain State, Local and Non-U.S. Tax Matters

        Holders of shares, as well as us (and various vehicles in which we invest), may be subject to various state, local and non-U.S. taxes and tax filing requirements. You are urged to consult your tax advisors with respect to the state, local and non-U.S. tax consequences of owning and disposing of your shares, including potential state tax filing requirements.

Backup Withholding

        We will be required in certain circumstances to backup withhold on certain payments paid to noncorporate holders of the shares who do not furnish us with their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Material U.S. Federal Income Tax Considerations Relating to Investments in REITs

General

        As discussed above, although it qualified as a REIT for its 2004 through 2006 taxable years, KKR Financial Corp. will likely not qualify as a REIT for its 2007 taxable year. We may seek to sell the common stock of KKR Financial Corp. Regardless of whether that sale occurs, we may seek to have KKF Financial Corp. sell interests in certain securitization vehicles treated as taxable mortgage pools to an unrelated REIT. If the sale of KKR Financial Corp.'s interest in those securitization vehicles does not occur, KKR Financial Corp. will transfer those interests to a newly formed private REIT, KKR Financial Mortgage Holdings, LLC, in which we will own an interest. We may in the future invest in other REITs. In light of those investments and the complexity of the REIT rules, certain aspects of such rules are discussed below.

Taxation of a REIT

        Under the Code, a REIT itself is generally not subject to tax to the extent that it currently distributes its income to its shareholders. To qualify as a REIT, an entity is required meet a number of technical U.S. federal income tax requirements, including various tests regarding the sources of its income, the nature and diversification of its assets, the amounts it distributes to its shareholders and the ownership of its shares. In summary form, these technical requirements include the following:

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  a REIT must have at least 100 shareholders;

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  no more than 50% in value of the REIT's outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined to include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts certain entities) during the last half of any calendar year;

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  a REIT generally must distribute 90% of its REIT taxable income each year to its shareholders;

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  75% of a REIT's gross income must be from rents from real property, interest on mortgages and certain real estate related income (the "75% gross income test"), and 95% of the REIT's gross income must be derived from those sources together with certain types of passive investment income, including interest and dividends;

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  at least 75% of the value of a REIT's total assets at the end of each calendar quarter must be represented by real estate assets (which generally includes interest in real property, stock or other entities that qualify as REITs, interest in mortgage loans secured by real property, investments in stock or debt instruments during the one-year period following the receipt of new capital and regular and residual interests in a REMIC), cash and cash items and government securities;

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  the amount of securities of a single issuer, other than a taxable REIT subsidiary, that a REIT holds at the end of each calendar quarter generally must not exceed either 5% of the value of its gross assets or 10% of the vote or value of such issuer's outstanding securities;

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  a REIT is subject to limits on its ability to receive rent or interest that is dependent upon income or profits;

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  a REIT generally cannot directly receive any substantial income from managing properties or performing other services; and

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  a REIT is subject to a 100% prohibited transaction tax on the sale of inventory or property held for sale to customers in the ordinary course of business.

        A portion of a REIT's income from a residual interest in a REMIC or a taxable mortgage pool arrangement may be treated as "excess inclusion income." If KKR Financial Corp. does not qualify as a REIT for its 2007 taxable year and it does not sell its interest in certain securitization vehicles treated as taxable mortgage pools to an unrelated REIT, those interests will be transferred to KKR Financial Mortgage Holdings, LLC. As a result, KKR Financial Mortgage Holdings, LLC will hold residual interests in taxable mortgage pools. Recently issued IRS guidance indicates that excess inclusion income will be allocated among a REIT's shareholders in proportion to its dividends paid. A shareholder's share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to U.S. shareholders, (ii) would be subject to tax as UBTI in the hands of most tax-exempt shareholders, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate of 30.0%, without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders. If at any time a "disqualified organization," as defined in Section 860E(e)(5) of the Code, is a record holder of our shares, we would be subject to tax at the highest corporate tax rate on any excess inclusion income allocable to such disqualified organization.

        A REIT in which we invest will generally not be subject to U.S. federal income tax on the portion of its ordinary income and capital gain it distributes currently to its shareholders. The REIT would be subject to tax at corporate rates on any net ordinary income or capital gain not so distributed. The REIT would also be subject to a tax equal to 100% of net income from any prohibited transaction and to alternative minimum tax liability (which could arise if it has significant items of tax preference). A "prohibited transaction" is a sale of inventory or property held for sale to customers in the ordinary course of business. We generally do not anticipate that any REIT in which we invest will generate significant amounts of income from prohibited transactions.

        If a REIT in which we invest failed to qualify as a REIT and was not able to cure such failure under the applicable provisions of the Code, it would be subject to U.S. federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and it would not be permitted to deduct distributions to its shareholders. In addition, to the extent of current and accumulated earnings and profits, all distributions would be taxable as dividend income and, subject to certain limitations under the Code, corporate distributees could be eligible for the dividends-received deduction and individual U.S. holders could be eligible for the reduced U.S. federal income tax rate on corporate dividends. Unless entitled to relief under specific statutory provisions, such REIT and any "successor entity" will also be disqualified from taxation as a REIT for the four taxable years following the year in which it lost its qualification. It is not possible to state whether in all circumstances our REIT subsidiary would be entitled to this statutory relief. If KKR Financial Corp. failed to qualify as a REIT, it may not qualify for that statutory relief and would be prohibited from electing REIT status for the four years following 2007.

        We do not believe KKR Financial Mortgage Holdings, LLC will be treated as a "successor entity" to KKR Financial Corp. for purposes of the prohibition on electing REIT status. If the Internal Revenue Service successfully contended that KKR Financial Mortgage Holdings, LLC was prohibited as a "successor entity" of KKR Financial Corp. from electing REIT status, it could result in the securitizations vehicles treated as taxable mortgage pools being taxed as corporations for U.S. federal income tax purposes. Generally, when an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is treated as a taxable corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT or a qualified REIT subsidiary that is a taxable mortgage pool. The portion of the REIT's assets held directly or through a qualified REIT subsidiary that qualifies as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not affect the tax qualification of the REIT. We expect that KKR Financial Mortgage Holdings, LLC will be treated as a REIT and the special rules will apply to its ownership of the securitization vehicles treated as taxable mortgage pools. However, if the securitization vehicles were not eligible for the special treatment for taxable mortgage pools owned by a REIT, the resulting corporate income tax liability of the securitization vehicles could be substantial.

Taxation of Holders of REIT Shares

        You will be allocated a portion of the income that we realize with respect to our ownership of the equity of any REIT in which we invest. You generally will be taxed with respect to this allocated income in the same manner as if you held the REIT shares directly.

        U.S. Holders of REIT Shares.    Distributions made by a REIT to its taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations or the reduced rate of U.S. federal income tax on dividend income for taxpayers taxed at individual rates. Distributions that a REIT designates as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the REIT's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its stock. Corporate shareholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will generally not be taxable to a shareholder to the extent that they do not exceed the shareholder's adjusted basis in its shares, but rather will reduce such adjusted basis. To the extent that such distributions exceed the adjusted basis of a shareholder's shares they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the shareholder. Any consent dividends deemed paid by a REIT will be taxable as ordinary income to the shareholders to the extent of earnings and profits, even though no cash will be distributed by the REIT. Shareholders may not include in their income tax returns any net operating losses or capital losses of a REIT. A U.S. shareholder's share of excess inclusion income would not be allowed to be offset by any net operating losses otherwise available to the shareholder.

        A shareholder's gain on the sale of its shares in a REIT will be taxed at long-term or short-term capital gain rates, depending on how long the shares were held, and assuming the shares were a capital asset in the hands of the shareholder. In general, however, any loss upon a sale or exchange of shares by a shareholder that has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of previous distributions from a REIT to the shareholder that were required to be treated by such shareholder as long-term capital gain.

        Tax-Exempt Holders of REIT Shares.    Unless the REIT is a "pension-held REIT," distributions by a REIT to a shareholder that is a tax-exempt entity generally will not constitute UBTI, other than any amounts that represent excess inclusion income, assuming the shares are not debt-financed or used in an unrelated business of such holder. Although tax-exempt holders of our shares may not derive significant UBTI as a result of distributions with respect to REIT shares, such holders will recognize a significant amount of UBTI as a result of indebtedness incurred by us with respect to our assets and as a result of excess inclusion income from the securitization vehicles that are treated as taxable mortgage pools. See "U.S. Federal Income Tax Consequences of the Ownership and Disposition of Our Shares—Unrelated Business Taxable Income." Tax-exempt holders are strongly urged to consult their tax advisors regarding the tax consequences of owning shares.

        Taxation of Non-U.S. Holders of REIT Shares.    Dividends from a REIT that are not attributable to gains from the sale of "United States real property interests" would be subject to U.S. withholding tax at a 30% rate (subject to reduction by applicable treaty). For most types of foreign shareholders, dividends that are attributable to excess inclusion income would be subject to withholding at the maximum rate of 30%, without reduction for any otherwise applicable income tax treaty. However, if a distribution is treated as effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed on distributions and may be subject to the 30% branch profits tax in the case of corporate non-U.S. shareholders.

        Dividends that are attributable to gains from the sale of "United States real property interests" (as defined for U.S. federal income tax purposes) would be subject under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") to withholding tax at rate of 35% and would be considered income effectively connected with a U.S. trade or business (which would require the filing of U.S. federal income tax returns by non-U.S. persons and which would be subject to the branch profits tax for corporate non-U.S. shareholders). For these purposes, dividends paid are first considered attributable to gains from the sale of United States real property interests, if any. The term "United States real property interest" does not include mortgage loans or mortgage-backed securities. As result, we do not anticipate that any REIT in which we invest will generate material amounts of gain that would be subject to FIRPTA.

        If at least 50% of the assets a REIT holds are United States real property interests, gains from the sale of the REIT shares by a non-U.S. shareholder would be subject to FIRPTA tax. We believe it is unlikely that gains from the sale of KKR Financial Corp. common stock, if it qualifies a REIT for the 2007 taxable year, or the equity in KKR Financial Mortgage Holdings, LLC will be subject to the FIRPTA tax. It is possible, however, we may hold stock in another REIT that exceeds the 50% threshold. Gains on the sale of shares in such a REIT, however, would not be subject to the FIRPTA tax, so long as the REIT was "domestically controlled." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. persons.

        You should consult your tax advisors regarding the application and effect of state, local and foreign income and other tax laws on the indirect investment in stock or other securities of any REIT in which we invest.

DESCRIPTION OF SHARES

General

        The following is a summary of some of the terms of the shares representing limited liability company interests in KKR Financial Holdings LLC. Our operating agreement provides for the issuance of our shares, as well as certain terms of our shares. The following summary of some of the terms of our shares, the operating agreement and the Delaware Limited Liability Company Act is not complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the operating agreement, a copy of which has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and which you may obtain as described under "Where You Can Find More Information," and the Delaware Limited Liability Company Act.

Authorized Shares

        Each of our shares represents a limited liability company interest in KKR Financial Holdings LLC. We are authorized to issue, pursuant to action by our board of directors and without action by holders of our shares, up to 250,000,000 common shares and up to 50,000,000 preferred shares. As of August 29, 2007, there were 96,498,990 common shares outstanding and no preferred shares outstanding. The aggregate number of shares that we are authorized to issue, and the authorized number of any class of our shares, may be increased from time to time by an amendment to the operating agreement upon the adoption of a resolution by our board of directors and approval of such amendment by the holders of at least a majority of our shares then outstanding at a meeting of shareholders.

  Common Shares

        There is currently only one class of our common shares outstanding. All outstanding common shares of this class are duly issued. Holders of common shares of this class, as such, are not entitled to any preemptive rights to subscribe for or purchase our shares or any other securities we may issue, and the common shares of this class are not convertible at the option of the holders into other securities. Upon payment of the full consideration payable to us upon original issuance of any common shares of this class, as determined by our board of directors, the holders of those shares will not be obligated to make any additional capital contributions to us with respect to those shares. All common shares of this class are non-assessable. However, holders of common shares may be liable to us for certain distributions made to them in violation of the Delaware Limited Liability Company Act or the operating agreement as described below under "—Liability For Distributions" and "—Certain Provisions of the Operating Agreement—Restrictions on Ownership and Transfer" and may also be required to make certain other payments as described under "—Certain Required Payments."

        Voting Rights.    Holders of outstanding common shares are entitled to one vote per common share as provided in the operating agreement. Subject to the voting rights, if any, of any other class or series of our shares that may be outstanding from time to time, the holders of common shares are entitled, at the annual meeting of the holders of our shares, to vote for the election of all of our directors. Because the operating agreement does not provide for cumulative voting rights, the holders of a plurality of the voting power of the then outstanding common shares represented at a meeting of the holders of the common shares will effectively be able to elect all our directors standing for election by the holders of our common shares.

        Distribution Rights.    We may, pursuant to action of our board of directors, declare and pay distributions on the common shares. Holders of our outstanding common shares are entitled to share ratably (based on the number of common shares held) in any distribution declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of distributions, including those in the operating agreement and the Delaware Limited Liability Company Act, and to any restrictions on the payment of distributions imposed by the terms of any other outstanding shares.

        Dissolution Rights.    For a description of some of the provisions of our operating agreement that would be applicable to our outstanding common shares in the event of our dissolution, see "—Certain Provisions of the Operating Agreement—Dissolution" below.

  Other Classes of Shares

        Our board of directors may, without further action by the holders of our shares (unless required by the rules of any applicable stock exchange), cause us to issue from time to time one or more other classes or series of our shares, including one or more classes of preferred shares and one or more other classes of common shares. Our board of directors may determine, without further action by the holders of our shares, the terms, designations, preferences, rights, powers and duties of any such future shares, including:

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  the ranking of such shares relative to our other shares;

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  the right, if any, of such shares to share in our profits and losses or items thereof;

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  the right, if any, of such shares to share in our distributions, the dates distributions on such shares will be payable and whether distributions with respect to such shares will be cumulative or non-cumulative;

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  the rights of such shares upon our dissolution;

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  whether, and the terms and conditions upon which, we may redeem such shares;

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  whether such shares are issued with the privilege of conversion or exchange and, if so, the terms and conditions upon which the conversion or exchange may be made;

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  the terms and amounts of any sinking fund provided for the purchase or redemption of such shares; and

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  the right, if any, of the holder of each such share to vote.

  Liability For Distributions

        The Delaware Limited Liability Company Act imposes certain restrictions on distributions by a limited liability company to its members. In that regard, our operating agreement defines a "member" as any holder of our shares. The Delaware Limited Liability Company Act provides that any of our members who receives a distribution from us (including both distributions made by us from time to time and distributions in the event of our dissolution) and who knew at the time of the distribution that the distribution was in violation of these restrictions shall be liable to us for the amount of the distribution for three years, subject to extension under certain circumstances. Under the Delaware Limited Liability Company Act, a limited liability company may not in general make a distribution to any of its members if, after the distribution, all liabilities of the limited liability company, other than liabilities to its members on account of their limited liability company interests and liabilities for which the recourse of creditors is limited to specific property of the limited liability company, would exceed the fair value of the assets of the limited liability company. For the purpose of determining the fair value of the assets of a limited liability company, the Delaware Limited Liability Company Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited liability company only to the extent that the fair value of that property exceeds the nonrecourse liability. In addition, the Delaware Limited Liability Company Act and our operating agreement provide in general that, in the event of our dissolution, holders of our shares will be entitled to share in our assets legally available for distribution only after satisfaction of or provision for our liabilities to creditors and satisfaction of liabilities for certain distributions owing to our members and former members. See "—Certain Provisions of the Operating Agreement—Dissolution."

        In addition, our operating agreement provides that a member may be required to repay any distributions made to such member that are inconsistent with, or in violation of, the Delaware Limited Liability Company Act, any provision of the operating agreement or any other applicable law.

  Liability for Unpaid Contributions

        Under the Delaware Limited Liability Company Act, unless otherwise provided in the operating agreement of a limited liability company, an assignee of limited liability company interests (such as our shares) who becomes a member of the limited liability company is liable for the obligations of the assignor of those interests to make any required contributions to the limited liability company, but the assignee is not obligated for, among other things, liabilities unknown to the assignee at the time it became a member and that could not be ascertained from the operating agreement. Under our operating agreement, a person who purchases our shares is deemed to become one of our members and is therefore subject to the provisions described in the preceding sentence.

  Certain Required Payments

        Under our operating agreement, holders of our shares may be required to make certain other payments under certain circumstances. For example, a holder of our shares may be required to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with a transfer of those shares. In the event that we issue a new share certificate in place of any share certificate that has been lost, destroyed or stolen, we may require that the holder of the shares evidenced by the lost, destroyed or stolen certificate give the transfer agent for our shares a bond sufficient to indemnify the transfer agent against any claim made against it on account of the alleged loss, theft or destruction or the issuance of such new certificate. In addition, we may require that a holder of our shares who requests that we call a special meeting of holders of our shares pay the costs of preparing and mailing the notice of meeting, including the proxy materials.

Grantor Trust

        Pursuant to our operating agreement, in the future our board of directors may implement a reorganization, without the consent of holders of our shares, whereby a Delaware statutory trust, which we refer to as a "Trust," would become the holder of all (or less if so provided by our board of directors) of our outstanding shares and each holder of our shares (other than any shares excluded by our board of directors) would receive shares of the Trust (representing beneficial interests in the Trust) in exchange for its shares in us. Our board of directors will have the power to decide in its sole discretion to implement such a trust structure subject to the limitations set forth below. We expect that we would treat the Trust as a grantor trust for U.S. federal income tax purposes. As such, for U.S. federal income tax purposes, each holder of Trust shares would be treated as the beneficial owner of a pro rata portion of our shares held by the Trust and holders of Trust shares would receive annual tax information relating to their investment on tax information statements similar to Internal Revenue Service, or "IRS," Form 1099, rather than on IRS Schedule K-1. Pursuant to the operating agreement, our board of directors will not implement such a trust structure if it determines, in its sole discretion, that the reorganization would be taxable or would otherwise alter the benefits or burdens of ownership of our shares, including, without limitation, a holder's allocation of items of income, gain, loss, deduction or credit or the treatment of such items for U.S. federal income tax purposes. Pursuant to the operating agreement, our board of directors will also be required to implement the reorganization in such a manner that does not have a material adverse effect on the voting or economic rights of our shares.

        The IRS could challenge the Trust's manner of reporting to investors (e.g., if the IRS asserts that the Trust constitutes a partnership or is ignored for U.S. federal income tax purposes). In addition, the Trust could be subject to penalties if it were determined that the Trust did not satisfy applicable partnership reporting requirements for U.S. federal income tax purposes. Any of these circumstances could have an adverse effect on the market value of our shares and of any other securities we may issue.

Certain Provisions of the Operating Agreement

        Term.    The operating agreement provides that we will remain in existence until terminated in accordance with the operating agreement.

        Agreement to be Bound by Operating Agreement; Power of Attorney.    By acquiring a share in KKR Financial Holdings LLC, you will be admitted as a member of KKR Financial Holdings LLC and will be deemed to agree to be bound by the terms of the operating agreement. Pursuant to the operating agreement, each holder of our shares agrees to the consents and waivers contained in the operating agreement and grants to each of our chief executive officer, our president and our secretary (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution and to make certain amendments to the operating agreement.

        Election to be Treated as an Association Taxable as a Corporation.    The operating agreement provides that our board of directors may, without the consent or vote of holders of our shares, cause us to elect to be treated as an association taxable as a corporation for U.S. federal income tax purposes if the board receives an opinion from a nationally recognized financial adviser to the effect that our market valuation is expected to be significantly lower as a result of our continuing to be treated as a partnership for U.S. federal income tax purposes than if we instead elected to be treated as a corporation for U.S. federal income tax purposes.

        Dissolution.    The operating agreement provides for our dissolution and winding up upon the occurrence of:

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  the adoption of a resolution by a majority vote of our board of directors approving our dissolution and the approval of such action by the affirmative vote of the holders of a majority of our outstanding shares entitled to vote thereon;

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  the unanimous vote of the holders of our outstanding shares to dissolve us;

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  the entry of a judicial decree that an event has occurred that makes it not reasonably practicable to carry on our business as then currently operated as determined in accordance with Section 18-802 of the Delaware Limited Liability Company Act; or

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  the termination of the legal existence of our last remaining member or the occurrence of any other event that terminates the continued membership of our last remaining member, unless we continue without dissolution in a manner provided under the operating agreement or the Delaware Limited Liability Company Act.

We refer to these events as "dissolution events."

        The operating agreement provides in general that, upon the occurrence of a dissolution event, our property shall be applied and distributed, to the extent permitted by law, in the following order:

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  first, to our creditors (including our Manager and members who are creditors, to the extent permitted by law) in satisfaction of our debts and other liabilities (whether by payment or making a provision for payment), other than liabilities referred to in the next bullet point;

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  second, except as provided in the operating agreement, to our members and former members in satisfaction of liabilities for certain distributions; and

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  the balance, if any, to our members in accordance with positive balances in their respective tax-based capital accounts required by the operating agreement, after giving effect to all contributions, distributions and allocations for all periods and subject, in the case of holders of our common shares, to any preferential distributions to which the holders of any of our other shares may be entitled upon dissolution.

The operating agreement provides that it is intended that each common share shall receive an identical amount under the provision described in the last bullet point above.

        Restrictions on Ownership and Transfer.    Because we intend to maintain the flexibility to have a REIT subsidiary, the ownership of our shares must be widely held so that no more than 50% of the value of our outstanding shares may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities).

        The operating agreement, subject to certain exceptions, contains restrictions on the number of our shares that a person may own. The operating agreement provides that (subject to certain exceptions described below) no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value or in number, whichever is more restrictive, of our shares.

        The operating agreement, subject to certain exceptions, prohibits any person from beneficially or constructively owning shares that would result in KKR Financial Corp. or any other subsidiary of ours, if any, that has elected to be taxed as a REIT (we sometimes refer to KKR Financial Corp and any such other subsidiary as, individually, a "REIT subsidiary"), being "closely held" under Section 856(h) of the Code or otherwise cause a REIT subsidiary to fail to qualify as a REIT. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares which are transferred to a charitable trust (as described below), is required by the operating agreement to give written notice to us immediately, or, in the case of such a proposed or attempted transaction, to give us at least fifteen days prior written notice, and to provide us with such other information as we may request in order to determine the effect of such transfer on the status of KKR Financial Corp. or any other REIT subsidiary as a REIT. The foregoing restrictions on transferability and ownership may be terminated by our board of directors if it determines that it is no longer in our best interests for KKR Financial Corp. or any other REIT subsidiary to continue to qualify as a REIT under the Code or that compliance with those restrictions is no longer required. As a result, our board of directors may terminate those restrictions if, for example, we were to sell or cease to operate KKR Financial Corp. and any other REIT subsidiaries. As discussed above, KKR Financial Corp. will likely not qualify as a REIT for its 2007 taxable year. Consequently, the restrictions on the ownership of our shares described above may not be required to maintain KKR Financial Corp.'s REIT status. Those restrictions, however, continue to apply to enable KKR Financial Mortgage Holdings, LLC and any future REIT subsidiary to satisfy requirements for REIT status.

        Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board of directors such representations, covenants and undertakings as the board of directors may deem appropriate in order to conclude that granting the exemption will not cause any REIT subsidiary to lose its status as a REIT. Our board of directors may also require a ruling from the IRS or an opinion of counsel in order to determine or ensure each REIT subsidiary's status as a REIT.

        To the extent permitted by applicable law, any attempted transfer which, if effective, would result in a violation of the foregoing restrictions, will cause the number of shares causing the violation (rounded upwards to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust and will have no rights to distributions, rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any distribution paid to the proposed transferee prior to our discovery that shares have been transferred to the trust must be paid on demand to the trustee. Any distribution authorized but unpaid will be required to be paid to the trustee when due. Any distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Delaware law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trustee and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. If we have already taken irreversible action, however, then the trustee will not have the authority to rescind and recast the vote.

        Within 20 days of receiving notice from us that shares have been transferred to the trust, the trustee is required to sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee is required to distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: the proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee from the sale or other disposition of the shares. The price may be reduced, however, by the amount of any distributions paid to the proposed transferee on the shares and owed by the proposed transferee to the trustee. Any net sales proceeds in excess of the amount payable to the proposed transferee must be paid immediately to the charitable beneficiary. If, prior to discovery that shares have been transferred to the trustee, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess must be paid to the trustee upon demand.

        In addition, shares held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accepts the offer. The price may be reduced, however, by the amount of any distributions paid to the proposed transferee on the shares and owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

        If the transfer of shares to a charitable trust would not be effective for any reason to prevent a violation of the foregoing restrictions then, to the fullest extent permitted by law, the transfer of that number of shares that would otherwise cause that violation shall be void ab initio and the intended transferee will acquire no rights in those shares. In addition, if our board of directors or any duly authorized committee thereof determines that a transfer or other event has taken place that has resulted in a violation of the foregoing restrictions or that a person intends or has attempted to acquire ownership of our shares in violation of those restrictions, the board of directors or such committee may take such action as it deems advisable to prevent such transfer or other event, including, without limitation, causing us to redeem shares, refusing to give effect to such transfer or instituting proceedings to enjoin such transfer or other event.

        All certificates representing our shares will bear a legend referring to the restrictions described above.

        Every owner of 0.5% or more (or such higher percentage as determined by the Manager, in good faith, in order to maintain each REIT subsidiary's status as a REIT) in value of our shares, within 30 days after the end of each taxable year, is required by our operating agreement to give written notice to us stating the name and address of such owner, the number of shares which the owner beneficially owns and a description of the manner in which the shares are held. Each such owner of our shares is also required by the operating agreement to provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on each REIT subsidiary's status as a REIT and to ensure compliance with the ownership limitations described above. In addition, each owner of shares is required by our operating agreement to provide to us such information as we may request, in good faith, in order to determine each REIT subsidiary's status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine and ensure compliance with the ownership limitations described above.

        These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the shares or might otherwise be in the best interests of the holders of the shares.

        Election of Members of Our Board of Directors; Vacancies.    The operating agreement provides that the term of each director shall be the period from the effective date of such director's election until such director's successor is duly elected or appointed and qualified, or until such director's earlier death, resignation or removal, and that, except as may be provided by our board of directors in setting the terms of any class or series of our shares, any vacancy on the board of directors shall be filled by a majority of the directors then in office, even if the remaining directors do not constitute a quorum.

        Removal of Members of Our Board of Directors.    Subject to the rights of holders of any class or series of our shares that may be issued in the future, the operating agreement provides that any director, or the entire board of directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of our shares holding at least two-thirds of the votes entitled to be cast in the election of directors. "Cause" is defined by the operating agreement to mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty.

        Duties of Officers and Directors.    The operating agreement provides that, except as otherwise provided therein, the fiduciary duties of our directors will generally be consistent with those of a director of a Delaware corporation. However, our operating agreement further provides that, to the fullest extent permitted by law, none of our directors has any duties, fiduciary or otherwise, with respect to any action or inaction of our Manager and any actions or inactions of our directors that cause us to act in compliance with or in accordance with the management agreement shall be deemed consistent and compliant with the fiduciary duties of such directors and shall not constitute a breach of any duty under the operating agreement or existing in law, equity or otherwise. Likewise, the operating agreement provides that, to the extent permitted by law, none of our officers owes any duty, fiduciary or otherwise, to our members or to us with respect to any action or inaction of our Manager pursuant to the management agreement.

        The operating agreement also provides that any director, officer, employee or agent of ours may engage in or possess an interest in other profit-seeking or other business ventures of any nature or description, independently or with others, whether or not such ventures are competitive with us, and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to such persons. Our operating agreement further provides that if any director, officer, employee or agent of ours acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us, that person has no duty to communicate or offer that opportunity to us and shall not be liable to us or to our members for breach of duty, including fiduciary duty, by reason of the fact that such person pursues or acquires for or directs that opportunity to another person or does not communicate that opportunity to us; and that neither we nor any of our members has any rights or obligations by virtue of the operating agreement in or to any such independent ventures or the income or profit or losses derived therefrom, and the pursuit of such ventures, even if competitive with our activities, shall not be deemed wrongful or improper or a breach of any duty.

        Limitation of Liability and Indemnification of Directors and Officers.    The operating agreement provides that none of our directors will be liable to us, or any subsidiary of ours, or any holder of our shares, for monetary damages for any acts or omissions arising from the performance of any of such director's obligations or duties in connection with our company, including any breach of fiduciary duty, except (1) for any breach of the director's duty of loyalty to us or the holders of our shares; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (3) for any transaction from which the director derived an improper benefit.

        The operating agreement further provides that, to the fullest extent permitted by law, none of our directors shall be liable to us, to any holder of our shares or to any other person for (1) any action taken or not taken as required by the operating agreement; (2) any action taken or not taken as permitted by the operating agreement and with respect to which such director acted on an informed basis, in good faith and with the honest belief that such action, taken or not taken, was in our best interests; or (3) our compliance with an obligation incurred or the performance of any agreement entered into prior to that director having become one of our directors.

        The operating agreement further provides that a director shall not be liable to us, to any other director, to any holder of our shares or to any other person that is a party to or otherwise bound by the operating agreement for breach of fiduciary duty for such director's good faith reliance on the provisions of the operating agreement.

        The operating agreement provides that we may indemnify, to the fullest extent permitted by law, each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by us or in our right) by reason of the fact that the person is or was a director, officer, employee, tax matters member (as defined in the operating agreement) or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

        The operating agreement provides that we may, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our favor by reason of the fact that such person is or was a director, officer, employee, tax matters member or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys fees) actually and reasonably incurred by the person in connection with the defense or settlement of that action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to us unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        The operating agreement provides that, to the extent that a present or former director, officer or tax matters member of ours has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in either of the two preceding paragraphs, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys fees) actually and reasonably incurred by such person in connection therewith.

        The operating agreement provides that each of the persons entitled to be indemnified for expenses and liabilities as contemplated above may, in the performance of his, her or its duties, consult with legal counsel and accountants, and any act or omission by such person on our behalf in furtherance of our interests in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and such person will be fully protected for such acts and omissions; provided that such legal counsel or accountants were selected with reasonable care by or on our behalf.

        The operating agreement also authorizes us, to the fullest extent permitted by law, to pay expenses (including attorneys' fees) incurred by a director, officer, employee, tax matters member or agent of ours in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of its final disposition. The operating agreement provides that the indemnification provisions therein are intended to provide indemnification rights substantially similar to those made available to directors, officers, employees and agents of a corporation incorporated under the Delaware General Corporation Law.

        Limitation on Special Meetings and Actions by Written Consent.    The operating agreement provides that special meetings of the holders of our shares may only be called by the chairman of the board of directors, the president, the chief executive officer or the board of directors, or by the secretary upon the written request of the holders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting. In addition, the operating agreement provides that action may only be taken by written consent of holders of our shares if the unanimous written consent of all of the holders of our shares entitled to vote or consent to such matter is received. The inability of holders of our shares to easily call a special meeting or take action by written consent could render more difficult or discourage an attempt to obtain control of us.

        Advance Notice Requirements for Director Nominations and Proposals by Holders of Our Shares.    The operating agreement provides that nominations of individuals for election to the board of directors at an annual meeting of holders of our shares and the proposal of business to be considered at an annual meeting of holders of our shares may be made only:

    (1)
    pursuant to our notice of the meeting,

    (2)
    by or at the direction of our board of directors, or

    (3)
    by a holder of our shares who was a holder of our shares of record both at the time of giving of notice by such holder of our shares as provided for in the operating agreement and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of the operating agreement.

        With respect to special meetings of holders of our shares, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only:

    (1)
    pursuant to our notice of the meeting,

    (2)
    by or at the direction of our board of directors, or

    (3)
    provided that the board of directors has determined that directors will be elected at the meeting, by a holder of our shares who was a holder of record both at the time of giving of notice by such holder as provided for in the operating agreement and at the time of the special meeting and who is entitled to vote at the meeting and who has complied with the advance notice provisions of the operating agreement.

        The operating agreement provides that holders of our shares seeking to bring business before an annual meeting of holders of our shares or to nominate candidates for election as directors at an annual meeting of holders of our shares must generally provide notice thereof in writing to us not less than 120 days and not more than 150 days prior to the anniversary date of the mailing of the notice of the preceding year's annual meeting of holders of our shares. The operating agreement also provides that in the event we call a special meeting of holders of our shares for the purpose of electing one or more individuals to the board of directors, any holder of our shares seeking to nominate a candidate for election at that meeting must provide notice thereof to us in writing not earlier than the 120th day prior to such special meeting and not later than the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees for director to be elected at such meeting.

        Mergers and Sales of Assets.    Subject to the provisions described in the second paragraph under "—Provisions in the Operating Agreement that may have an Anti-Takeover Effect" below, the operating agreement provides that we may not merge or consolidate with or into any limited liability company, corporation, statutory trust, business trust or association, real estate investment trust, common-law trust or any other unincorporated business, including a partnership, or sell, lease or exchange all or substantially all of our property or assets, unless, in each case, our board of directors adopts a resolution by a majority vote approving such action and unless such action is approved by the affirmative vote of the holders of a majority of each class of our shares then outstanding and entitled to vote thereon, except that no vote by the holders of our shares is required in the case of a transaction described above under "—Grantor Trust" or, in general, any transaction involving any of our subsidiaries or their assets.

        Replacement of Our Manager.    The operating agreement provides that, if our management agreement is terminated and the board of directors determines that a replacement manager should be retained, the affirmative vote of a majority of the outstanding shares is required to retain such replacement manager.

        Amendment of the Operating Agreement.    The operating agreement (including the distribution provisions thereof) may be amended only by a majority vote of our board of directors, except that amending specified provisions of the operating agreement that relate to the following matters requires an affirmative vote of holders of at least a majority of the shares present in person or represented by proxy at a meeting of holders of our shares:

  •
  provisions requiring the approval by our board of directors and by the holders of at least a majority of our outstanding shares to increase the number of our authorized shares or the authorized number of any class of our shares;

  •
  provisions to the effect that, except as may otherwise be specified by our board of directors in establishing the terms of any class of our shares, each of our shares is entitled to one vote on all matters submitted for the approval of our shareholders, and giving our board of directors the right to reclassify shares into one or more classes or series;

  •
  the provisions described under "—Replacement of our Manager" and "—Mergers and Sales of Assets";

  •
  some of the provisions described in the second paragraph under "—Provisions in the Operating Agreement that may have an Anti-Takeover Effect;"

  •
  the provisions described in the first two bullet points of the first paragraph under "—Dissolution;" and

  •
  the provision of the operating agreement governing amendments thereof.

        As a result of its broad authority to amend the operating agreement, our board of directors could, in the future, choose to amend the operating agreement to include provisions that have the intention or effect of discouraging takeover attempts.

        In addition, the operating agreement gives our board of directors broad authority to effect amendments to the provisions of the operating agreement that can change many of the terms of our shares without the consent of holders of our shares. As a result, our board of directors may, without the approval of holders of our shares, make changes to many of the terms of our shares that are adverse to the holders of our shares.

Provisions in the Operating Agreement that may have an Anti-Takeover Effect

        Some of the provisions in the operating agreement described above could make it more difficult for a third party to acquire, or may discourage a third party from acquiring, control of us. These provisions include, among others:

  •
  allowing only our board or directors to fill newly created directorships,

  •
  requiring that directors may be removed only for cause (as defined in the operating agreement) and then only by a vote of at least two-thirds of the votes entitled to be cast in the election of directors;

  •
  requiring advance notice for holders of our shares to nominate candidates for election to our board of directors or to propose business to be considered by holders of our shares at a meeting of holders of our shares;

  •
  our ability to issue additional securities, including, but not limited to, preferred shares, without approval by holders of our shares;

  •
  a prohibition on any person directly or indirectly owning more than 9.8% in value or number of our shares, whichever is more restrictive;

  •
  the ability of our board of directors to amend the operating agreement without the approval of the holders of our shares except under certain specified circumstances; and

  •
  limitations on the ability of holders of our shares to call special meetings of holders of our shares or to act by written consent.

        In addition, the operating agreement contains provisions based on Section 203 of the Delaware General Corporation Law which in general prohibit us from engaging in a "business combination" with an "interested member" (as those terms are defined in the operating agreement), unless such business combination is approved by the affirmative vote of the holders of 66 2/3% of each class of our outstanding shares, excluding shares held by the interested member or any affiliate of the interested member. However, if, as described in clause (1) of the following paragraph, a majority of our board of directors approves the transaction pursuant to which a person would have become an "interested member," such person will not be deemed an "interested member" and the foregoing prohibition on business combinations with such person will not apply.

        An "interested member" is, in general and subject to exceptions, (1) a person who is, or was at any time within the prior three-year period immediately prior to the date in question, the beneficial owner of 15% or more of our outstanding shares and who did not become the beneficial owner of such amount of shares pursuant to a transaction that was approved by a majority of our board of directors or (2) a person who is an assignee of, or has otherwise succeeded to, any of our shares of which an interested member was the beneficial owner at any time within the three-year period immediately prior to the date in question, if such assignment or succession occurred in a transaction, or series of transactions, not involving a public offering within the meaning of the Securities Act of 1933.

        A "business combination" includes, in general and among other things,

  (1)
  any merger or consolidation of us or any of our subsidiaries with an interested member or any other person that is, or after that transaction would be, an affiliate of an interested member,

  (2)
  any sale, lease, exchange, mortgage, pledge or transfer or other disposition, in one transaction or a series of transactions, to or with, or proposed by or on behalf of, an interested member or an affiliate of an interested member, of any property or assets of us or any of our subsidiaries having an aggregate fair market value of not less than 10% of our "net investment value",

  (3)
  the issue or transfer by us or any of our subsidiaries, in one transaction or a series of transactions, of any securities issued by us or that subsidiary to, or proposed by or on behalf of, an interested member or an affiliate of an interested member in exchange for cash, securities or other property having an aggregate fair market value of not less than 10% of our "net investment value",

  (4)
  any spin-off or split-up of any kind of us or any of our subsidiaries proposed by or on behalf of an interested member or any of its affiliates, or

  (5)
  any reclassification of our shares or the securities of any of our subsidiaries or recapitalization of us or such subsidiary, or any merger or consolidation of us or such subsidiary with another subsidiary, or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of our outstanding shares or the securities of such subsidiary that are beneficially owned by an interested member or any of its affiliates.

        The operating agreement defines "net investment value" as, in general, the aggregate market value of our outstanding shares, plus the amount of our borrowings (other than intercompany borrowings), plus the value of certain future investments we have committed to make, less the amount of our cash and cash equivalents, subject to certain adjustments.

        Certain provisions of the management agreement also could make it more difficult for third parties to acquire control of us by various means, including limitations on our right to terminate the management agreement and a requirement that, under certain circumstances, we make a substantial payment to the Manager in the event of a termination.

Transfer Agent and Registrar

        The transfer agent and registrar for the common shares is American Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

        We may issue (either separately or together with other securities) warrants for the purchase of common shares, or "common share warrants," and warrants for the purchase of preferred shares, or

"preferred share warrants" and, together with the common share warrants, "warrants." The warrants are to be issued under warrant agreements, or "warrant agreements," to be entered into between us and a bank, trust company or other financial institution, as warrant agent, all as described in the prospectus supplement or free writing prospectus relating to the particular issue of warrants. The form of warrant agreement, including the form of certificate representing the applicable warrants, or "warrant certificate," that will be entered into with respect to a particular offering of warrants will be filed as an exhibit to the registration statement of which this prospectus is a part or a document that is incorporated or deemed to be incorporated by reference in this prospectus. The following summary of some of the terms of the warrant agreements and warrants and the summary of some of the terms of the particular warrant agreement and warrants described in the applicable prospectus supplement or free writing prospectus are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the particular warrant agreement and the related warrant certificate, which you may obtain as described under "Where You Can Find More Information."

        The following description of the warrants provide certain general terms and provisions of the warrants and the related warrant agreements to which any prospectus supplement or free writing prospectus may relate. Certain other terms of any warrants and the related warrant agreement will be described in the applicable prospectus supplement or free writing prospectus. To the extent that any particular terms of any warrants or the related warrant agreement described in a prospectus supplement or free writing prospectus differ from any of the terms described in this prospectus, then those particular terms described in this prospectus shall be deemed to have been superseded by that prospectus supplement or free writing prospectus.

General

        Reference is made to the applicable prospectus supplement or free writing prospectus for the terms of the warrants to be offered, including (where applicable):

  •
  the title and aggregate number of the applicable warrants;

  •
  the number of common shares or preferred shares, as the case may be, that may be purchased upon exercise of each warrant;

  •
  the price, or the manner of determining the price, at which the common shares or preferred shares, as the case may be, may be purchased upon exercise of each warrant;

  •
  if other than cash, the property and manner in which the exercise price for the warrants may be paid;

  •
  any minimum or maximum number of warrants that are exercisable at any one time;

  •
  the time or times at which, or period or periods during which, the warrants may be exercised and the expiration date of those warrants;

  •
  the terms of any mandatory or optional redemption provisions relating to the warrants;

  •
  the terms of any right we have to accelerate the exercise of the warrants upon the occurrence of certain events;

  •
  whether the warrants will be sold with any other securities, and the date, if any, on and after which those warrants and any other securities will be separately transferable;

  •
  the identity of the warrant agent; and

  •
  any other terms of the warrants.

No Rights as Holders of Shares

        Holders of warrants will not be entitled, by virtue of being such holders, to vote, consent or receive notice as holders of our outstanding shares in respect of any meeting of holders of our shares for the election of our directors or any other matter, or to exercise any other rights whatsoever as holders of our shares, or to receive any dividends or distributions, if any, on our shares.

DESCRIPTION OF SUBSCRIPTION RIGHTS

        We may issue subscription rights to purchase common shares or preferred shares. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the person receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase all or a portion of any securities remaining unsubscribed for after such offering.

        The following description of subscription rights provides certain general terms and provisions of subscription rights that we may offer. Certain other terms of any subscription rights will be described in the applicable prospectus supplement. To the extent that any particular terms of any subscription rights described in a prospectus supplement differ from any of the terms described in this prospectus, then those particular terms described in this prospectus shall be deemed to have been superseded by that prospectus supplement. The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, which will be filed as an exhibit to the registration statement of which this prospectus is a part or to a document that is incorporated or deemed to be incorporated by reference in this prospectus. For more information on how you may obtain copies of any subscription rights certificate if we offer subscription rights, see "Where You Can Find More Information." We urge you to read the applicable subscription rights certificate and any applicable prospectus supplement in their entirety.

General

        Reference is made to the applicable prospectus supplement for the terms of the subscription rights to be offered, including (where applicable):

  •
  the price, if any, for the subscription rights;

  •
  the exercise price payable for each common share or preferred share upon the exercise of the subscription rights;

  •
  the number of subscription rights issued;

  •
  the number and terms of the common shares or preferred shares which may be purchased per subscription right;

  •
  the extent to which the subscription rights are transferable;

  •
  any other terms of the subscription rights, including the terms, procedures and limitations relating to the exercise of the subscription rights;

  •
  the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

  •
  the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

  •
  if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

PLAN OF DISTRIBUTION

        We may sell the securities offered by this prospectus:

  •
  through underwriters or dealers;

  •
  through agents; or

  •
  directly to purchasers.

The securities may be sold in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

        We will describe in a prospectus supplement or a free writing prospectus the particular terms of the offering of the securities, including the following:

  •
  the names of any underwriters or agents;

  •
  the proceeds we will receive from the sale;

  •
  any discounts and other items constituting underwriters' or agents' compensation;

  •
  any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchanges on which the applicable securities may be listed.

        The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. We may also sell securities through agents or dealers designated by us. We also may sell securities directly, in which case no underwriters or agents would be involved.

        Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

        We may have agreements with the underwriters, dealers and agents involved in the offering of the securities to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

        Underwriters, dealers and agents involved in the offering of the securities may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

        In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the market price of such securities or other securities that may be issued upon conversion, exchange or exercise of such securities or the prices of which may be used to determine payments on such securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of the securities or of such other securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

        Some or all of the securities may be new issues of securities with no established trading market. We cannot give any assurances as to the liquidity of the trading market for any of our securities.

LEGAL MATTERS

        Certain legal and federal income tax matters in connection with the securities have been passed on for us by Hunton & Williams LLP. Richards, Layton & Finger, P.A. have passed upon the validity of the common shares, preferred shares and subscription rights offered hereby and upon certain matters of Delaware law with respect to the warrants offered hereby, and Sidley Austin LLP have passed upon the validity of the warrants offered hereby under the laws of the State of New York. Paul C. Pringle and Eric S. Haueter, both partners of Sidley Austin LLP, beneficially own approximately 10,261 and 2,460 of our common shares, respectively.

EXPERTS

        The consolidated financial statements and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from KKR Financial Corp.'s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission, or "SEC," a registration statement on Form S-3 under the Securities Act, of which this prospectus is a part, with respect to the securities to be sold pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and exhibits to the registration statement. For further information with respect to us and the securities to be sold pursuant to this prospectus, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus and in the documents incorporated and deemed to be incorporated by reference herein or in any prospectus supplement as to the contents of any contract or other document do not purport to be complete and, where that contract or document is an exhibit to the registration statement or an exhibit to a document incorporated or deemed to be incorporated by reference in the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits to the registration statement, and other documents we file with the SEC may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of the registration statement, including the exhibits, and the other documents we file with the SEC can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you for free on the SEC's website at http://www.sec.gov. You may also inspect information that we file with the NYSE at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

        We are subject to the information and reporting requirements of the Exchange Act, and file periodic reports, proxy statements and other information with the SEC.

INCORPORATION BY REFERENCE

        We "incorporate by reference" certain documents we file, and that we and KKR Financial Corp. have filed, with the SEC into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus, or in any other document we subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this prospectus, or in any prospectus supplement or free writing prospectus we may provide to you in connection with an offering of securities pursuant to this prospectus, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of securities described in this prospectus; provided, however, that we are not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been "furnished" to and not "filed" with the SEC:

  •
  Annual Report on Form 10-K for the year ended December 31, 2006 filed by KKR Financial Corp. with the SEC on February 23, 2007;

  •
  Quarterly Reports on Form 10-Q for the quarter ended March 31, 2007 filed by KKR Financial Corp. with the SEC on May 3, 2007 and for the quarter ended June 30, 2007 filed by KKR Financial Holdings LLC with the SEC on August 2, 2007; and

  •
  Current Reports on Form 8-K filed by KKR Financial Corp. with the SEC on January 17, 2007, February 1, 2007 and February 9, 2007 and Current Reports on Form 8-K filed by KKR Financial Holdings LLC with the SEC on May 4, 2007, June 1, 2007, June 15, 2007, July 3, 2007, July 16, 2007 (containing information filed under Item 8.01 of Form 8-K only), July 18, 2007, July 23, 2007, August 2, 2007 and August 20, 2007.

        You may request a copy of the filings referred to above at no cost by writing or telephoning us at the following address:

KKR Financial Holdings LLC
555 California Street, 50th Floor
San Francisco, California 94104
Attention: Investor Relations
(415) 315-3620

Rights Offering of 18,750,000 Shares

KKR Financial Holdings LLC

Common Shares

Prospectus Supplement dated August 30, 2007.

QuickLinks

TABLE OF CONTENTS Prospectus Supplement
ABOUT THIS PROSPECTUS
SUMMARY
KKR Financial Holdings LLC
Recent Developments
Rights Offering Summary
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
THE RIGHTS OFFERING
BACKSTOP COMMITMENTS
ADDITIONAL MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
LEGAL MATTERS
INCORPORATION BY REFERENCE
WHERE YOU CAN FIND INFORMATION ABOUT THE RIGHTS OFFERING

KKR FINANCIAL HOLDINGS LLC
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DISTRIBUTION POLICY
RATIOS OF EARNINGS TO FIXED CHARGES
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
DESCRIPTION OF SHARES
DESCRIPTION OF WARRANTS
DESCRIPTION OF SUBSCRIPTION RIGHTS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE